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Exhibit 10.16

       THIS AGREEMENT CONTAINS CONFIDENTIAL TERMS WHICH HAVE BEEN OMITTED
        AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                               OPERATING AGREEMENT
                                       OF
                                  UPK/DMB, LLC

                  This Operating Agreement is entered into as of June 15, 2000, by and between United Park City Mines Company, a Delaware corporation ("UPK") and DMB Park City, LLC, an Arizona limited liability company ("DMB").

                                    RECITALS

                  A. DMB was formed as an Arizona limited liability company on April 17, 2000, pursuant to Articles of Organization filed with the Arizona Corporation Commission on that date (the "Articles"). DMB Realco LLC, an Arizona limited liability company is currently the sole member and the sole manager of DMB.

                  B. UPK is the owner of, or has interests in, or, pursuant to an Acquisition Election given to DMB with respect to a particular property, will use best efforts to acquire, certain real property, subject to various encumbrances, interests and claims, all as further described in the Contribution Agreement, located in Summit County, Utah or in Wasatch County, Utah, which are described and defined as the "Flagstaff Property," the "Bonanza Property," "Richardson Flats," "Quinn's Junction," the "***** Property," the "***** Fractions," and the "***** Properties," each as more particularly described in the Contribution Agreement ("Contribution Agreement") between UPK and DMB of even date and certain Property Rights relating thereto (each of the foregoing, a "Property" and collectively the "Properties"). UPK also has entered into certain "Existing Agreements" as defined in the Contribution Agreement which may give UPK certain rights, or provide for services or utilities or access, to some or all of the Properties and UPK is willing to contribute to the Company under the terms of the Contribution Agreement such rights as it may have under the Existing Agreements. In addition, UPK has certain Water Rights, as defined herein, which are necessary to the development of the Properties and which UPK has agreed to contribute to the Company as set forth in the Contribution Agreement.

                  C. UPK and DMB desire that UPK/DMB, LLC, a Delaware limited liability company ("Company") acquire the Properties or the portions of the Properties which are necessary for development, and acquire Water Rights and rights under Existing Agreements necessary to proceed with the development or master development of the Properties in phases into a variety of uses including, without limitation, residential custom lots, multi-family lots or pads, one or more golf courses and related improvements, parcels which may be used for commercial, retail, resort hotel and other non-residential uses, and areas which may be dedicated or conveyed without consideration for use as private and public streets, parks, open spaces and common areas according to the Conceptual Plan and Approved Business Plan and with any requirements imposed by applicable governmental authorities for the approval of zoning and Entitlements for the Properties (such construction, operation, development and sales activities being referred to hereinafter as the "Project").

SECTION 1. DEFINITIONS; THE COMPANY

                  1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 10.14 or in the Contribution Agreement.

                  1.2 Admission of Members. Each of UPK and DMB is hereby admitted as a Member of the Company. The Members will operate the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

                  1.3 Name. The name of the Company is UPK/DMB, LLC. The name of the Company may be changed by the Executive Committee upon written notice to all Members.

                  1.4 Purposes. The purposes of the Company and the general character of its business ("Business Activities") are to, in accordance with the Conceptual Plan, Approved Business Plan and Budgets which are incorporated herein by reference:

                        (a) acquire UPK's interest in the Properties, or portions of the Properties, rights under the Existing Agreements, and Water Rights, all as necessary or desirable for development of the Project pursuant to a Contribution Agreement of even date between the Company, DMB and UPK;

                        (b) master plan, zone, rezone and subdivide all or any part of the Properties, and in connection therewith enter into development agreements or similar arrangements;

                        (c) obtain or develop a water supply and distribution system for the Project;

                        (d) develop a sanitary sewer system for the Project;

                        (e) obtain utility services for the Project;

                        (f) construct infrastructure and related improvements on all or any part of the Properties; including, without limitation, vertical construction of common area amenities (such as guard houses, club houses, ramadas, maintenance buildings and the like);

                        (g) improve, develop, market and sell all or any part of the Properties into or as custom residential lots, multi-family lots or pads (including condominiums, townhomes, apartments, and interval or fractional ownership), and into parcels which may be used for commercial, retail, resort hotel or other non-residential uses and in connection with any of the foregoing to dedicate or convey land without consideration for use as private streets or public streets, public use area, parks, open spaces and common areas;

                        (h) potentially construct one or more golf courses on a portion of the Properties and acquire, maintain and dispose of FF&E relating to the golf course;

                        (i) potentially establish a private membership program for the golf courses (the "Membership Program"), which may be an equity or non-equity program, as determined by the Members, issue membership interests under the Membership Program, and pending issuance of memberships sufficient to sustain the operations of the golf courses, operate the golf courses as private or semi-private facilities;

                        (j) construct dwelling units, commercial buildings and other vertical improvements on portions of the Properties, if approved by the Members or otherwise permitted under Section 5.9(c);

                        (k) develop pathways, trails and amenities on all or any part of the Properties;

                        (l) grant easements or other property rights by documents that are customarily recorded with respect to all or any part of the Properties, establish homeowners' and similar associations, and subject all or any part of the Properties to covenants, conditions, restrictions, improvement districts, community facilities districts and similar arrangements;

                        (m)  hold  all  or  any  part  of  the   Properties  for
investment if approved by the Members;

                        (n) acquire access easements, rights of way, water rights and similar property rights or interests necessary or desirable in connection with the development of the Properties;

                        (o) own, operate, manage, lease, maintain, repair, replace, sell, exchange, transfer, assign or otherwise dispose of all or any part of the Properties or the Project (including, without limitation, any golf course, the custom residential lots and multi-family lots or pads and commercial sites); and

                        (p) engage in all activities that are reasonably necessary, convenient or incidental to the accomplishment of the foregoing business purposes and to develop the Properties in accordance with the requirements of that certain Development Agreement for Flagstaff Mountain, Bonanza Flats, Richardson Flats, the 20 acre Quinn's Junction Parcel and Iron Mountain between UPK, Deer Valley Resort Company and Park City Municipal Corporation dated as of June 24, 1999 as the same may be amended from time to time (as so amended, the "Development Agreement"); all on the terms and conditions set forth in this Agreement. The Company shall be a limited liability company only for the purposes specified in this Section 1.4 (the "Core
Activities"). The Company shall not engage in any activity or business other than the Core Activities without the written approval of both Members.

                  1.5 Entitlement Status of Properties. The City of Park City, Utah ("City") has approved zoning, the Development Agreement (incorporating Large Scale Master Plan approval subject to a series of requirements set forth therein) and the final annexation plat of the Flagstaff Property, which has been recorded. Pursuant to the Development Agreement, the Flagstaff Property must be further planned through the submission for approval of (a) certain Master Plans as set forth in Section II of the Development Agreement, and (b) a Small Scale Master Plan, respectively for each of the development areas within designated development Pods as specified in the Development Agreement and are subject to phasing and multiple other requirements as set forth in the Development Agreement before actual development can commence on any part of the Flagstaff Property. The Bonanza Property is zoned RF-1 and requires approval of a density determination application which has been made by UPK but must be amended and approved. The Richardson Flats Property and Quinn's Junction are zoned DL and require a conditional use permit and/or zoning amendments and may require annexation by the City. The Flagstaff Property and Bonanza Property do not have approved Small Scale Master Plans (or their equivalent), subdivision documents and permits which are granted by the applicable City, county or other governmental authorities (collectively, "Entitlements") and which are necessary to proceed with the development of the Flagstaff Property and Bonanza Property. There are no final contracts or commitments in place for the delivery of water, sanitary sewer, electricity, gas or other utilities to the Properties (collectively, "Utilities") in quantities or at levels of service that will permit the development of the Properties at densities desired by the Members.

                  1.6 Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a "partnership" under Title 11 of the United States Code, including, without limitation, Section 303 thereof. No Member shall take any action inconsistent with the express intent of the parties hereto.

                  1.7 Office. The principal office of the Company shall be maintained at Ontario Mine Complex, which is located one and one-half miles south of Park City, Utah on State Route 224 or at such other location or locations as the Executive Committee may from time to time designate by written notice to all Members.

                  1.8 Agent for Service of Process. The name and address of the agent for service of legal process on the Company in Utah is CT Corporation, 50 West Broadway, Suite 800, Salt Lake City, Utah 84111, with instructions to forward notice of such service, together with copies of all papers served, to UPK and DMB. The Company's agent for service of legal process may be changed by the Executive Committee upon written notice to all Members.

                  1.9 Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Delaware Secretary of State, and shall continue until the Company is dissolved in accordance with this Agreement.

                  1.10     Independent Activities.
                           ----------------------

                        (a) General Scope of Independent Activities. The Members hereby expressly agree and acknowledge that each of the Members, either directly or through the Member's Affiliates, is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, activities which are not associated in any manner with real estate, as well as the ownership, construction, development, marketing, sale and operation of real property and improvements of every type and nature thereon (all such investments and activities being referred to hereinafter as the "Independent Activities").

                        (b) Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (i) prohibit any Member or the Member's Affiliates from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company except that (A) DMB and/or its Affiliates shall not engage in, or have any financial interest in, any existing or future residential, hotel, resort/recreational or retail development in Summit and Wasatch Counties in Utah without the consent of UPK, which consent may be withheld in UPK's absolute discretion; provided, however, that DMB or its Affiliates may continue to be engaged in the Glenwild Project near Kimball Junction, and (B) UPK and/or its Affiliates may engage in other existing or future activities in Summit or Wasatch Counties in Utah on property which UPK and/or its Affiliates currently owns or has a present interest in even though such activities may compete with the activities of the Company; or (ii) require any Member or the Member's Affiliates to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity. DMB and its Affiliates covenant that in connection with the Glenwild Project or with respect to other projects, operations or obligations of DMB and its Affiliates, and UPK covenants in connection with its other UPK projects and operations or obligations of UPK not specifically chargeable to the Company under this Agreement, the Contribution Agreement or the Protocol, that no costs incurred by them shall be charged to the Company which are properly chargeable to the Glenwild Project, or other projects and operations or obligations, in the case of DMB, or the other projects and operations or obligations, in the case of UPK, and any amounts which may turn out to have been charged improperly to the Company shall be promptly refunded but, in the absence of intentional fraud, shall not otherwise be a default hereunder or under the Contribution Agreement or the Protocol. In addition, the Members recognize the potential of a conflict between the objectives of the Glenwild Project and the Company as related to the potential sale of Glenwild golf memberships to buyers in the Flagstaff Property or the Bonanza Property, and agree to re-examine the potential conflict at the time of approval of the Business Plan. To the extent any Member would have any rights or claims against any other Member as a result of the Independent Activities of such Member or such Member's Affiliates, whether arising by statute, common law or in equity, except for rights and claims arising under the prohibition set out in Section 1.10(b)(i)(A) and (B), the same are hereby waived.

                        (c) Limitation on Company Opportunities. Except as stated in Subsection (b) above, each Member hereby represents and warrants to each other Member that the warranting Member has not been offered, as an inducement to enter into this Agreement, the opportunity to participate in the ownership or profits of any present or future Independent Activity of any kind whatsoever of such other Member or such other Member's Affiliates. The Members expressly acknowledge that the opportunities of the Company shall be limited to the Core Activities with respect to the Property and shall not extend to any other property, investment or activity.

                        (d) Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors and developers of real property, they understand the terms, conditions and waivers set forth in this Section 1.10 and that the provisions of this
Section 1.10 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

SECTION 2.  MEMBERS; CAPITAL CONTRIBUTIONS;

                   2.1 Members. Subject to Section 7, UPK and DMB shall be the sole Members of the Company.

                   2.2  Initial Capital Contributions.
                        ------------------------------

                        (a) UPK.  Upon  request of the  Managing  Member,  which
request shall be in accordance with the Contribution Agreement and the Conceptual Plan and Approved Business Plan for such portion of the Property, UPK will, to the extent that it has interests therein, and except for any of the Properties which it has elected not to acquire under the Acquisition Election
(i) contribute to the Company the individual portions of the Properties (less the portions thereof which are "Excluded Property," as defined in the Contribution Agreement) (such portions as are contributed from time to time are called the "Contributed Properties") and related Property Rights, as are necessary for development of the Project in accordance with the phasing plans ("Phasing Plans") to be approved as part of the Initial Business Plan and Initial Conceptual Plan as the same are thereafter defined, including without limitation, the timing of contributions, by subsequent Business Plans and Conceptual Plans for specific developable areas; (ii) Property Rights related to the Properties; (iii) grant Easement Rights (as defined in the Contribution Agreement) on portions of the Excluded Property which are necessary to provides services, access or amenities for the Contributed Properties to be developed;
(iv) dedicate or record Deed Restrictions (as defined in the Contribution Agreement), (v) transfer the Water Rights (defined herein); (vi) transfer, assign or give to the Company the right to exercise any rights held under Existing Agreements (as defined in the Contribution Agreement) necessary or desirable for the development of the Project; and (vii) the ***** Properties (as defined in the Contribution Agreement) to the extent necessary to comply with the emergency access requirements of the Development Agreement or other requirements of the City. The Members agree that the value ("Initial Value") of all of the Contributed Properties to be contributed is $80,000,000. DMB acknowledges that the Bonanza Property excludes 15 custom residential lots on the Bonanza Property included in the Development Agreement which belong to other owners. The Initial Value is subject to a downward adjustment ("Adjustment") only for the Costs (defined herein) incurred by the Company of acquiring any of the ***** Properties, ***** Fractions (as defined in the Contribution Agreement), or ***** Properties (as so adjusted the "Adjusted Value") which UPK agrees to exercise best efforts to acquire after having given an Acquisition Election notice by December 31, 2000 but shall not be subject to any adjustment as a result of any reduction in densities from Assumed Residential Densities. In exchange for the promise to contribute the Contributed Properties, UPK shall receive an immediate credit to its Capital Account in the amount of $80,000,000 and shall not receive any further credit to its Capital Account as the Properties are actually contributed under the Contribution Agreement.

                        (b) DMB. Effective upon the execution of the Agreement, as its initial Capital Contribution to the Company, DMB shall receive a tentative credit to its Capital Account in an amount which represents the amount of out-of-pocket expenses paid or incurred by DMB or its Affiliates in performing the Business Activities prior to the date hereof, including, without limitation, expenses incurred in investigating the Properties and performing due diligence with respect thereto and the preparation of the Preliminary Business Plan, which amount shall become permanent if neither party exercises its Voluntary Termination Rights by the required Voluntary Termination Date. DMB's agreed out-of-pocket expenses paid or incurred as of March 31, 2000 were $1,313,704.00. All such out-of-pocket expenses paid or incurred by DMB after March 31, 2000 are subject to review and audit by UPK.

                        (c) Formation Costs. Effective upon the execution of the Agreement, each member shall receive a Capital Account Credit in the amount of its third party costs and expenses incurred in the negotiation and formation of the Company, this Agreement and the Contribution Agreement ("Formation Costs"). Each Member shall be specifically allocated any amortization or deduction for income tax purposes of its Formation Costs to the extent permitted by law.

                   2.3 Additional Capital Contributions. The Members' obligation to make additional capital contributions ("Additional Capital Contributions") are as follows:

                        (a) UPK. UPK is only obligated to contribute the Contributed Properties and other items under Section 2.2 and is not obligated to make any cash Additional Capital Contributions to the Company.

                        (b) DMB.
                            ---

                            (i) From and  after the date of this  Agreement  and
prior to a termination of the Company on any Voluntary Termination Date, DMB will make Additional Capital contributions in the form of cash to the Company as from to time to time is needed to pay all costs for the Business Activities, which prior to the last Voluntary Termination Date shall be limited unless DMB and UPK shall agree otherwise in writing to the costs of planning, zoning, Entitlements and due diligence costs relating to the Properties which DMB shall believe are then necessary ("Interim Entitlement Costs"), the payment of real property tax installments due for the tax year 2000 on the Flagstaff Property and the Bonanza Property to the extent that such taxes are not the obligation of third parties under the Existing Agreements ("Interim Realty Taxes") and any payments due under the Water Agreements (defined herein) ("Interim Water Payments"), unless UPK shall specifically request in writing that additional funds be spent on Construction Drawings for infrastructure for the Flagstaff Property ("Interim CD Costs") (the Interim Entitlement Costs, Interim Realty Taxes, Interim Water Payments, Interim CD Costs and any other costs, including without limitation, the costs of the construction of the Runaway Truck Ramp or other construction costs which the Members jointly agree to expend ("Other Interim Costs") are collectively called the "Interim Costs"). While DMB is required to make Additional Capital Contributions sufficient to pay all necessary Interim Entitlement Costs prior to the Voluntary Termination Date, for the purpose of determining a Termination Cost Reimbursement, the Interim Entitlement Costs shall be capped at $2,000,000, but such cap shall not be applicable to Termination Cost Reimbursement of Interim Realty Taxes, Interim Water Payments, Interim CD Costs or Other Interim Costs. The amounts to be spent on Interim CD Costs shall be jointly agreed upon in writing by the Members. DMB will receive a tentative credit to its Capital Account for amounts spent for Interim Costs which tentative credit will become permanent after the last Voluntary Termination Date if no Member has then exercised Voluntary Termination Rights.

                            (ii)  After  the  expiration  of the last  Voluntary
Termination Date if no Member has then exercised Voluntary Termination Rights, and, if UPK in not then in Default, DMB shall make Additional Capital Contributions in the form of cash to the Company from time to time as needed to pay for all of the Business Activities incurred by the Company in accordance with the Approved Business Plan and Budgets or to make Tax Loans under Section 3.3(a); provided that in no event will the aggregate amount of DMB's required Capital Contributions under Sections 2.2 and 2.3(b) combined exceed the lesser of $80,000,000 or the Adjusted Value of UPK's Capital Contribution ("DMB Cap"); and provided further DMB may, but shall not be required to make Additional Capital Contributions during any period during which UPK is in Default under this Agreement or the Contribution Agreement. For the purpose of determining the DMB Cap, Capital Contributions made shall be counted for their face amount upon contribution notwithstanding any reduction in DMB's Capital Account under
Section 8.4(a).

                        (c) Optional Contributions. If the Managing Member determines that Additional Capital Contributions are required after DMB has made Capital Contributions equal to the DMB Cap, then either Member shall have the right, but not the obligation, to make further Capital Contributions to the Company ("Optional Contributions") in the amount requested under any request for contributions from the Managing Member ("Contribution Notice"). Any Member desiring to make Optional Contributions under this Section 2.3(c) shall give written notice of its desire to do so to the other Member not later than ten
(10) business days following its receipt of the applicable Contribution Notice. If both Members desire to fund Optional Contributions, then each of the Members shall fund fifty percent of such Optional Contributions or in such other ratio as the Members may agree to in writing.

                        (d) Use of Additional Capital Contributions. Additional Capital Contributions and Optional Contributions shall be applied by the Company solely to pay for the Business Activities of the Company under an Approved Business Plan.

                  2.4   Failure to Contribute.
                        ---------------------

                        (a) DMB Default Notice. If DMB fails to fund its mandatory Additional Capital Contributions under Section 2.3(b) when due, and UPK is not then in Default, then UPK may give a Default Notice to DMB and the Guarantor, setting forth the amount of the delinquent Additional Capital Contributions (the "Deficit Amount").

                        (b) UPK Default Notice. If UPK fails to contribute the Properties and other items required by Section 2.2(a) when due, and DMB is not then in Default, then DMB may give a Default Notice to UPK setting forth the particulars of the default.

                        (c) Contest of Default Notice. Within 30 days after receipt of a Default Notice, the Member receiving the same shall either cure the default or contest the default by invoking the Disagreement Resolution procedures of Section 5.12, and if a Member shall fail to either cure or contest within the 30 day period, the Member shall be deemed to be in Default and the other Member shall be entitled to exercise the remedies set forth in Section 8.

                        (d) Interim Optional Contributions. If DMB fails to contribute a Deficit Amount to the Company within thirty (30) days following a Default Notice, and without regard to whether DMB is then invoking the Disagreement Resolution procedures of Section 5.12, UPK may elect to fund a Capital Contribution ("Interim Optional Contributions") to the Company for all or part of the Deficit Amount by advancing funds directly to or for the account of the Company. Any Capital Contributions made by UPK pursuant to the immediately preceding sentence shall be treated as Interim Optional Contributions for all purposes under this Agreement. If DMB or the Guarantor subsequently funds the Deficit Amount (by making Additional Capital
Contributions to the Company in accordance with Section 2.3(b)), the amount funded by DMB or the Guarantor shall be applied in its entirety to make distributions to UPK pursuant to Section 3.1(a) (without regard to whether DMB also has Unreturned Optional Contributions), to the extent of UPK's unreturned Interim Optional Contributions.

                        (e) Other Funding. If, within five days following a Decision by the Facilitator, DMB or the Guarantor has not funded its Deficit Amount, then UPK may, in addition to any other remedies set forth in Section 8, elect in writing to make an Interim Optional Capital Contribution pursuant to
Section 2.4(d) and/or to obtain a loan in the name of the Company secured by the Properties already contributed to the Company in an amount sufficient to fund the Deficit Amount which DMB failed to fund within five days following the Decision of the Facilitator.

                  2.5 Equity Fee. The Company shall pay an equity fee to DMB Associates, Inc. ("DMB Associates"), an Affiliate of DMB, in an amount equal to one percent of all Capital Contributions and Optional Contributions made by DMB to the Company. The fees payable hereunder shall be paid as and when the applicable Capital Contributions and/or Optional Contributions are received by the Company.

                  2.6   Limitations Pertaining to Capital Contributions.
                        -----------------------------------------------

                        (a) Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Members at the time of such distribution.

                        (b) No Interest or Salary. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

                        (c) Liability of Members. Except as agreed upon in writings signed by the Members, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions as provided in Sections 2.2 and 2.3 and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or loans of any other Member. Nothing in this Section 2.6(c) shall be construed as a limitation on a Member's obligation to repay Tax Loans to the Company pursuant to Section 3.3.

                        (d) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require any Member to solicit or demand Additional Capital Contributions.

                        (e) Withdrawal. Except as provided in Section 7, and except for Voluntary Termination Rights as set forth in Section 9.2(c), no Member may voluntarily or involuntarily withdraw from the Company or terminate its interest therein without the prior written consent of the other Member. Any Member who withdraws from the Company in breach of this Section 2.6(e):

                             (i) shall be treated as an  assignee  of a Member's
interest, as provided in the Act;

                             (ii)  shall not be  relieved  from any  obligations
under this Agreement or the Contribution Agreement, including, but not limited to, the obligation to make Capital Contributions to the Company;

                             (iii)  shall  have no right to  participate  in the
business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

                             (iv) shall,  subject to Section  7.5,  and provided
that such Member is not otherwise in Default under this Agreement or the Contribution Agreement for which the remedy may affect the right to distributions, continue to share in distributions from the Company, on the same basis as if such Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member. Subject to Section 7.5, the right to share in distributions granted under this Section 2.6(e) shall be in lieu of any right the withdrawn Member may have under the Act or otherwise to receive a distribution or payment of the fair value of the Member's interest in the Company.

SECTION 3.  DISTRIBUTIONS

                  3.1 Distributions of Net Cash Flow. Except as otherwise provided in Section 8 upon the election to exercise remedies against a member which affect distributions, or in Section 9, and subject to the provisions of Sections 2.4, 3.2 and 3.3, distributions of Net Cash Flow, if available, shall be made to the Members on a quarterly basis, or at such more frequent intervals as the Executive Committee may determine, in the following order of priority:

                        (a) First, to the Members in the ratio of their Unreturned Optional Capital Contributions, until each Member's Unreturned Optional Capital Contributions have been reduced to zero;

                        (b)  Second,  to the  Members  in  the  ratio  of  their
Unreturned  Capital   Contributions   until  each  Member's  Unreturned  Capital
Contributions have been reduced to zero;

                        (c) Third, 60% to DMB and 40% to UPK, until DMB's Unpaid Preference Amount has been reduced to zero;

                        (d) Fourth, 80% to UPK and 20% to DMB until Distribution Parity is obtained; and

                        (e) Fifth, to DMB and to UPK in the Equity Ratio.

                  3.2 Adjustment. The Member acknowledge that in the aggregate distributions to the Members over the term of the Company are intended to be divided based upon the priorities set forth in Section 3.1. If the timing of distributions and Capital Contributions over the term of the Company unintentionally distorts the intended division of distributions, the Members, working with the Company's accountants, shall adjust the distributions under
Section 3.1 as required to meet the intent of Section 3.1.

                  3.3 Tax Loans.
                      ---------

                        (a) Requirement to Make Tax Loans. Prior to making any distributions of Net Cash Flow pursuant to Section 3.1 hereof, the Managing Member shall determine the extent to which any Member would have an Unfunded Tax Amount if the available Net Cash Flow were distributed in accordance with the applicable provisions of Section 3.1. If any Member would have an Unfunded Tax Amount under the circumstances described in the preceding sentence, the Company shall, at the request of the Member who is not then in Default, make a loan (a "Tax Loan") to such Member in the minimum amount required to eliminate such Member's Unfunded Tax Amount; provided that if making a Tax Loan to one Member to eliminate that Member's Unfunded Tax Amount would cause the other Member to have an Unfunded Tax Amount, the Company shall make Tax Loans to both Members in proportion to their remaining Unfunded Tax Amounts. Tax Loans shall be funded first from the Company's Net Cash Flow and then from Additional Capital Contributions by DMB.

                        (b) Terms of Tax Loans. Tax Loans shall bear interest at the rate of ten percent (10%) per annum, compounded quarterly, and shall be repaid from any amounts which become distributable to the borrowing Member pursuant to any provision of Section 3.1. At the time any amount otherwise distributable to a Member is applied as a payment on a Tax Loan, the amount thus applied shall be deemed to have been distributed to the borrowing Member for purposes of determining that Member's rights to future distributions under this Agreement. The portion of any Net Cash Flow that is not distributed to the borrowing Member under the preceding sentence shall be deemed available for distribution to the Members in the order of priority set forth in Section 3.1 hereof. To the extent any Tax Loan remains unpaid upon liquidation of the Company, the unpaid balance of such Tax Loan shall be payable in full at that time. Payments on Tax Loans shall be applied first to any unpaid interest, until all such interest is paid in full, and then to unpaid principal. A Member may elect to repay Tax Loans from its own funds at any time.

                        (c)  Security  Interest.  Each  Member  hereby  grants a
security interest to the Company in that Member's right to receive distributions from the Company, to secure repayment of any Tax Loans received by that Member, and to execute all documents reasonably requested by the other Member to evidence and perfect such security interest. In addition, each Member hereby appoints the other Member the appointing Member's true and lawful attorney-in-fact, to execute and file such instruments as the other Member deems necessary to perfect the security interest granted hereunder. The power of attorney granted hereunder is coupled with an interest and shall be irrevocable.

SECTION 4.  TAX ALLOCATIONS

                  4.1  General Allocation Rules.
                       ------------------------

                        (a) General Allocation Rule. For each taxable year of the Company, subject to the application of Section 4.2, Profits and/or Losses shall be allocated to the Members in a manner which causes each Member's Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 9.2(d)(ii) upon a hypothetical liquidation of the Company in accordance with Section 4.1(b).

                        (b) Hypothetical Liquidation Defined. In determining the amounts distributable to the Members under Section 9.2(d)(ii) upon a hypothetical liquidation, it shall be presumed that: (i) all of the Company's assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Code Section 704(b) and Regulations thereunder ("Book Value"), without further adjustment; (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt; and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 9.2.

                        (c) Special Loss Allocation. If the Company incurs Losses at any time when the Members' Adjusted Capital Account Balances have been reduced to or below zero, such Losses shall be allocated to the Members in the Equity Ratio.

                        (d) Special Profits Allocation. If the Company incurs Profits at any time when the Members' Adjusted Capital Account Balances are less than zero and the hypothetical liquidation described in Section 4.1(b) would not result in any distributions to the Members, Profits shall be allocated to the Members in proportion to their negative Adjusted Capital Account Balances, until such negative balances have been eliminated.

                        (e) Item Allocations. To the extent the Executive Committee, upon consultation with the Company's accountants, determines that allocations of Profits and/or Losses over the term of the Company are not likely to produce the Adjusted Capital Account Balances intended under this Section 4.1, then special allocations of income, gain, loss and/or deduction shall be made as deemed necessary by the Executive Committee to achieve the intended Adjusted Capital Account Balances.

                        (f) Formation Cost Allocations. The amortization or deduction of each Members Formation Costs shall be specifically allocated to that Member.

                  4.2 Regulatory and Curative Allocations. The allocations set forth in Section 4.1 are intended to comply with the requirements of Regulations Sections 1.704-1(b) and 1.704-2. If the Company incurs "nonrecourse deductions" or "partner nonrecourse deductions," or if there is any change in the Company's "minimum gain" or "partner nonrecourse debt minimum gain," as defined in such Regulations, or if the Executive Committee determines that the foregoing allocations fail for any reason to comply with the Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified in a reasonable manner deemed necessary or advisable by the Executive Committee to comply with the Regulations.

                   4.3 Capital Account. A Capital Account shall be maintained for each Member in accordance with the Regulations, under uniform policies and procedures established by the Executive Committee.

                  4.4 Special Tax Provisions. In accordance with Code Section 704(c) and Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to the Contributed Properties contributed to the Company as a Capital Contribution by UPK shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such Contributed Properties to the Company for federal and state income tax purposes and its value upon contribution to the Company using the remedial allocation method, as described in Regulations promulgated under Code Section 704(c). UPK shall certify to the Company and DMB, UPK's basis for federal income tax purposes in the Contributed Properties as the same are contributed to the Company.

SECTION 5.  MANAGEMENT

                  5.1 Management of Company.  Except as specifically provided in
Section 5.9, and except as specifically delegated to the Managing Member pursuant to Section 5.7, the right to manage, control and conduct the business and affairs of the Company shall be vested solely in the Members, acting through the Executive Committee.

                  5.2  Executive Committee.
                       -------------------

                        (a) Establishment. The Members hereby establish a committee (the "Executive Committee") to aid in the management of the Company, which shall consist of two representatives (individually, a "Representative" and collectively the "Representatives"), one each from UPK and DMB, to act on behalf of the Members on all matters that are subject to the approval of the Executive Committee under this Agreement.

                        (b) Appointment of Representatives. UPK's initial Representative is Hank Rothwell and DMB's initial Representative is James C. Hoselton. A Representative may be changed effective upon written notice from the Member making the change to the other Member. The Representative of each Member is authorized to make any decision required of such Member and to vote on behalf of such Member on the Executive Committee.

                        (c) Decisions. Subject to Section 5.12, all matters that are subject to the approval of the Executive Committee under this Agreement shall require the consent of the Representative of each Member.

                        (d) Required Effort. The Members and the Representatives shall devote such time to the Company and its business as is appropriate to conduct the business of the Company and the Executive Committee in an effective manner, but shall not be required to devote their full time efforts to the Company. At the request of the Managing Member, and at the expense of the Company, UPK and DMB will support the Company's zoning and related activities and will make available at all public meetings Representatives (or other designees) with the power to grant or withhold approval to matters inconsistent with the Initial Conceptual Plan or Conceptual Plan for which approval may be requested at such meetings.

                  5.3 Procedural  Matters Relating to Executive  Committee.  The
Managing Member shall report to the Executive Committee, at regularly scheduled or specially called meetings, with respect to the status of the Project, including, without limitation, the status of zoning, permits, approvals, easements, engineering, planning, construction, development, operations, marketing, sales and other matters relating to the Project and the Approved Business Plan and Budgets. Meetings of the Executive Committee shall be held not less frequently than quarterly and any Representative may call for additional meetings of the Executive Committee upon not less than five business days prior notice to all Representatives. Unless otherwise agreed upon by the Representatives, all meetings of the Executive Committee shall be held in Park City, Utah. Each Member (and its advisors) shall be entitled to attend all meetings and conferences (both internal meetings and those including third parties) held with respect to the Project. Decisions required to be made by the Executive Committee need not occur at a formal meeting.

                  5.4 Conceptual Plans. Prior to the date hereof, the Managing Member has prepared and submitted to the Executive Committee a preliminary business plan ("Preliminary Business Plan") which included a preliminary conceptual plan, a copy of which has been delivered to each Member, and prior to September 1, 2000 will revise and submit a initial conceptual plan ("Initial Conceptual Plan") for the development of the Contributed Properties, for approval by the Executive Committee. If UPK does not approve the Initial Conceptual Plan in writing by September 30, 2000, which UPK may do or not do for any reason in its sole discretion, the Initial Conceptual Plan shall be deemed disapproved. If UPK shall disapprove the Initial Conceptual Plan in writing or the Initial Conceptual Plan is deemed to be disapproved under the immediately preceding sentence, then there shall be an Automatic Termination of the Company under the Voluntary Termination Rights as of September 30, 2000. Assuming the Initial Conceptual Plan is approved, subject to the approval of the Executive Committee, the Managing Member shall further refine the Initial Conceptual Plan as part of the zoning and Entitlements process into more detailed and final conceptual plans for each of the Contributed Properties (as refined from time to time, the "Conceptual Plan(s)"). The Members acknowledge that the process of refining the Initial Conceptual Plan will be a dynamic and evolving process that will include continuing modifications, amendments and revisions, and refinements and the approval of master plans, subdivision plans and permits in the normal course of events, and that Initial Conceptual Plan and later Conceptual Plans as well as the Approved Business Plan and Budget may be required to be amended as a result of the failure of the City or other applicable governmental jurisdictions to issue permits or approve phasing plans and other matters which require such approval or permits in order to proceed in accordance with the Initial Conceptual Plan, Conceptual Plans, Approved Business Plan and Budget. All modifications to the Initial Conceptual Plan or to the Conceptual Plan, and all modifications to the Conceptual Plan for each Contributed Property proposed by any Member shall require the approval of the Executive Committee, which approval shall not be unreasonably withheld, conditioned or delayed by any Executive Committee Member and any disapproval by an Executive Committee Member must be based upon a bona fide business reason which shall be conveyed in writing to the Executive Committee. By written notice to the Executive Committee, any Member may request interim approval of current drafts of a Conceptual Plan or portions thereof, which approval, if given, will remain effective until there are modifications or approvals to the previously approved matter. Any disagreements with respect to any modification of the Initial Conceptual Plan or the Conceptual Plan for each Contributed Property, including without limitation, whether any Executive Committee Member's approval has been unreasonably withheld, conditioned or delayed, shall be subject to resolution under the Disagreement Resolutions procedures in Section 5.12.

                  5.5 Business Plans. The Managing Member has prepared and submitted to the Executive Committee as part of the Preliminary Business Plan an overall preliminary conceptual plan for the Business Activities and will prior to September 1, 2000 will submit to the Executive Committee for approval a revised plan for the Business Activities ("Initial Conceptual Business Plan"), including the development of the Project, and including land use budgets for parcels expected to be Contributed Properties included within the Properties, locations for primary backbone infrastructure to service such parcels, a marketing plan, a product mix plan, Phasing Plans, a plan for any golf courses, and other matters. A copy of the Initial Conceptual Business Plan will be delivered to each Member. If UPK does not approve the Initial Conceptual Business Plan in writing by September 30, 2000, which UPK may do or not do for any reason in its sole discretion, the Initial Conceptual Plan shall be deemed disapproved. If UPK shall disapprove the Initial Conceptual Business Plan in writing or the Initial Conceptual Business Plan is deemed disapproved under the immediately preceding sentence, then there shall be an Automatic Termination of the Company under the Voluntary Termination Rights as of September 30, 2000. Any Member may propose refinements or modifications to the Initial Conceptual Business Plan as a result of changes in the Initial Conceptual Plan, market forces or other relevant factors, but all such refinements or modifications are subject to the approval of the Executive Committee. The Initial Conceptual Business Plan as refined or modified from time to time with the approval of the Executive Committee shall be the "Approved Business Plan." Disagreements with respect to refinements or modifications to the Initial Conceptual Business Plan shall be subject to the Disagreement Resolution procedures in Section 5.12. The Approved Business Plan shall be implemented by the Managing Member in accordance with the Budgets approved by the Executive Committee.

                  5.6 Budgets. The Managing Member has previously prepared as part of the Preliminary Business Plan, an overall life of the Project income, expense and capital expenditure budget, a copy of which has been delivered to each Member, and shall prior to September 1, 2000 submit to the Executive Committee for approval a revised overall life of the Project income, expense and capital expenditure budget ("Initial Budget"). If UPK does not approve the Initial Budget in writing by September 30, 2000, which UPK may do or not do for any reason in its sole discretion, the Initial Budget shall be deemed disapproved. If UPK shall disapprove the Initial Budget in writing or the Initial Budget shall be deemed disapproved under the immediately preceding sentence, then there shall be an Automatic Termination of the Company under the Voluntary Termination Rights as of September 30, 2000.The Members recognize that the Initial Budget will be based upon the Initial Conceptual Plan and the Initial Conceptual Business Plan, and as refinements or modifications are made to the latter items, that the Initial Budget will have to be further refined. In addition, the Managing Member will prepare for approval by the Executive Committee proposed budgets ("Proposed Budgets") for the Business Activities for each phase of the Project to be developed under the Approved Business Plan on an annual basis which will include both general administrative costs and expenses and construction costs and expenses which are expected to be incurred during the budget year. The Proposed Budgets will be prepared at a level of detail customary for projects of the size and scope comparable to the Project and shall include the timing of projected expenditures. The Proposed Budgets and any refinements or modifications to the Initial Budget or any Proposed Budget proposed by any Member shall be subject to approval by the Executive Committee. The Initial Budget, any Proposed Budget and any refinements or modifications thereof approved by the Executive Committee will constitute the "Budgets" for the Project and the Company. Any disagreements with respect to the Budgets and any refinements or modifications thereto will be subject to the Disagreement Resolution procedure set forth in Section 5.12 and the Budget shall be adjusted in accordance with the Decision of the Facilitator.

                  5.7   Delegation to Managing Member.
                        -----------------------------

                        (a) General Delegation of Day-to-Day Authority. Subject to the limitations of Section 5.9 and to the availability of sufficient Company funds for such purposes, the Managing Member shall have the right, power, authority and duty to implement the Conceptual Plan and the Approved Business Plan in accordance with the Budgets then in effect and to supervise and carry out the day-to-day affairs of the Company in accordance with the terms of this Agreement. The Managing Member will keep the Executive Committee apprised of progress on the Conceptual Plan for each Property and will make available to Executive Committee Representatives copies of all written materials prepared by the Managing Member and any consultants, including any material correspondence received by them. The Managing Member will also provide to the Executive Committee Representatives reasonable notice of internal and public meetings relating to the Conceptual Plan and an opportunity to attend and participate in such meetings whenever feasible.

                        (b) Further Delegation. The Executive Committee may, from time to time in its discretion, delegate additional rights, powers, authorities and duties to the Managing Member; provided that the delegation of additional duties shall require the prior written consent of the Managing Member.

                        (c) Standards Applicable to Managing Member. In exercising its rights, powers, authorities and duties hereunder, the Managing Member shall exercise such skill and care as an experienced developer with experience in developing projects similar to the Project would exercise, and shall actively pursue and implement the Approved Business Plan with due diligence and good faith in furtherance of the best interests of the Company. The Managing Member shall devote such time to the Company and its business as is reasonably necessary to carry out the Managing Member's duties hereunder in a prompt and businesslike manner, but shall not be obligated to devote its full time efforts to the Company.

                        (d) Illustrative Provisions. Without limiting the generality of the foregoing provisions of this Section 5.7, but subject in all events to the provisions of the terms of the Conceptual Plan, the Approved Business Plan and Budgets, the Managing Member shall have the right, power, authority and duty to do each of the following, at the expense of the Company:

                             (i) Acquire all or any part of the  Properties  and
exercise the Company's rights under the Contribution Agreement on terms and conditions directed by the Executive Committee;

                             (ii)  Apply  or make  filings  for and  obtain  all
necessary zoning and Entitlements, consents, approvals, permits, licenses, variances and the like to develop the Project in accordance with the Approved Business Plan;

                             (iii)  Negotiate  and enter into  contracts  of all
types contemplated by the Conceptual Plan, the Approved Business Plan, including, without limitation, land planning, design, architectural, construction and professional services contracts, and contracts for Utilities on terms and conditions consistent with the Approved Business Plan and the Budgets, as necessary to construct the Project, and supervise the performance of any such contracts; provided, however, that any contract involving consideration of a value equal to or greater than $100,000 or any contract creating any obligation with a term of one year or more, shall not be executed by the Managing Member until after five (5) business days following UPK's receipt of a copy of the contract or a detailed term sheet reflecting all of the material terms and conditions of the contract;

                             (iv) Supervise the design, construction,  equipping
and operation of any golf courses and retain employees as necessary for such purpose; provided, that at the request of either Member, the Company may form a new limited liability company, that will be wholly-owned and managed by the Company, for the purpose of owning and operating the golf courses and undertaking the foregoing activities;

                             (v) Administer any Membership  Program for any golf
course;

                             (vi) Supervise the advertising,  marketing and sale
of golf memberships, custom residential lots, multi-family lots or pads, and other portions of the Property;

                             (vii) Obtain and keep in force  insurance  coverage
on the Project for amounts and risks and at costs determined by the Executive Committee;

                             (viii)  Deposit  Company funds in one or more banks
selected by the Managing Member and approved by the Executive Committee with a copy of each bank's monthly statement to be sent to UPK, and cause such funds to be applied to pay when due all obligations of the Company which are in accordance with the Budgets, and to make payments and distributions to the Members in accordance with this Agreement;

                             (ix)  Incur  costs,  expenses  and  obligations  in
accordance with the Approved Business Plan and Budgets, make reasonable use of contingency reserves established therein (including the use of such reserves for the payment of amounts for which line item adjustments may be made, as described in greater detail immediately below), and make reasonable adjustments between or among line items reflected in Budgets under the Approved Business Plan in accordance with parameters to be set forth therein for approval together with the Budget, if the expenses intended to be paid pursuant to the line item from which funds are transferred are in fact incurred and paid (at a total cost less than budgeted) and the items on which the transferred funds are expended were included among the items set forth in a budget (and were or are reasonably expected to be incurred at a cost greater than budgeted);

                             (x) Keep all books and  records of the  Company and
deliver any reports required by this Agreement; and

                             (xi) Perform all other duties  otherwise  specified
in this Agreement be carried out by the Managing Member and take all actions reasonably deemed necessary by the Managing Member to carry out any of the above rights and duties.

                  5.8 Signature Power of Managing Member. The Managing Member, acting alone and without the joinder of the other Member, shall have the power to execute and deliver documents and instruments on behalf of the Company, which shall be binding on the Company. Any Person dealing with the Company may rely, without further inquiry, upon the identity of the Managing Member set forth in the Company's Articles, as amended, at the time action is taken by or on behalf of the Company by the Managing Member, and may rely on a certificate signed by the Managing Member as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Managing Member or which are in any other manner germane to the affairs of the Company.

                  5.9 Matters Requiring Special Approval of Members or a Member. Notwithstanding any provision of this Agreement to the contrary, the matters listed in Section 5.9(a) through (m) shall require the consent of all Members, and the matters listed in Section 5.9(n) shall be at the discretion of the terminating Member, each of which may be withheld in the sole and absolute discretion of the applicable Member. Such matters shall not be subject to the approval of the Executive Committee and shall not be subject to resolution pursuant to Section 5.12, provided, however, that any question of interpretation of this Section 5.9 as opposed to the decision by a Member shall be subject to resolution pursuant to Section 5.12.

                        (a) Any amendment to this Agreement; provided, however, that after a Member Representative is removed from the Executive Committee under
Section 8, such Member shall not have the right to vote on any amendment necessary to admit a new Investor which complies with Section 8;

                        (b) An act which is outside the scope of the Company's Core Activities;

                        (c) Approval of the construction of dwelling units, commercial buildings or other vertical improvements on portions of the Property (other than golf course improvements such as a club house, maintenance facilities and pro shop, and guard gates, a sales or information center, ramadas and Project amenities intended for use by residents at the Project, the approval of which shall be part of the Company's Approved Business Plan, rather than this
Section 5.9(c));

                        (d) The dissolution of the Company pursuant to Section 9.1(c);

                        (e) Admission of any new Member to the Company (other than as specifically authorized under Sections 7 and 8);

                        (f) Filing, consenting to or acquiescing in any act or event that would constitute an event of bankruptcy with respect to the Company;

                        (g) Acquiring by lease, purchase or otherwise any real property other than the Property;

                        (h) Subject to matters within the discretion of the Managing Member, as described in Section 5.7(d)(ix), incurring any material cost, expense or obligation that is not authorized in the Approved Business Plan or that exceeds the amount authorized therefor in the Budgets, or undertaking any activity that is inconsistent with the Conceptual Plan or the Approved Business Plan; provided, however, that after a Member's Representative is removed from the Executive Committee under Section 8, the Member shall have no right to vote upon a matter under this subsection (h) which is not a Major Post Default Change;

                        (i) Lending Company funds to any person unless the same is part of the Approved Business Plan and Budgets;

                        (j) Entering into any contract or arrangement which requires any payments to an Affiliate of a Member, except as expressly authorized by this Agreement;

                        (k) Borrowing any money or encumbering any asset of the Company as security for borrowed money; provided, however, that after a Member's Representative is removed from the Executive Committee under Section 8, the Member shall have no right to vote upon a matter under this subsection (k) which is not a Major Post Default Change;

                        (l) Selling 25% in value or more of the Properties in any one sale or block of sales to one purchaser or group of related purchasers; provided, however, that after a Member's Representative is removed from the Executive Committee under Section 8, the Member shall have no right to vote upon a matter under this subsection (l) which is not a Major Post Default Change;

                        (m) Prior to the last Voluntary Termination Date: (i) the filing of any construction drawings with the City which both Members agree to consider in good faith given due consideration for the status of the entitlements effort at the time, and (ii) the commitment of the Company or UPK to any master plan issue without the express consent of UPK; (iii) the entry into any contract which would bind the Project or UPK for obligations which extend beyond the last Voluntary Termination Date; and (iv) any request to contribute Properties under the Contribution Agreement (it being the intention that this subsection (m) only be effective until the expiration of the last Voluntary Termination Date); and

                        (n) The right of a Member to exercise its Voluntary Termination Rights except that the good faith standard for a Title Termination and the Bonanza Potable Water Termination shall be subject to the dispute resolution procedures of Section 5.12.

                  5.10  Compensation and Reimbursement of Members.
                        -----------------------------------------

                        (a) Preformation Costs. The initial tentative credits made to the Members' Capital Accounts under Section 2.2 take into account all costs and expenses incurred by the Members prior to the execution of this Agreement and neither Member (nor any of its Affiliates) shall be reimbursed by the Company for any costs incurred by that Member or its Affiliates prior to the execution of this Agreement. Each Member shall pay any legal fees it incurs to other Persons in connection the preparation of this Agreement or with advice relating to the this Agreement.

                        (b) Expenses of the Members. Subject to the Budgets established under the Approved Business Plan, the Company shall reimburse the Members for the following costs:

                             (i) DMB or its  affiliates  shall be  entitled to a
Termination Cost Reimbursement following a Voluntary Termination Date (whether Automatic Termination or by Voluntary Termination Rights) subject to the limitations in Section 9.2(c).

                             (ii)  If  no   Voluntary   Termination   Right   is
exercised, then beginning on January 1, 2001, each Member shall be reimbursed for the actual salary costs incurred by it or its Affiliates for salaries or other compensation payable to employees (below the senior management level) who provide substantial services to the Project based upon time spent or agreed time allocations, in each case plus an overhead charge of 30%. If such employees are providing services on less than a full-time basis to the Project (e.g., if they provide services to a Member or its Affiliates for more than one project), then the costs to be reimbursed shall be limited to the costs that are fairly apportioned to the Project, based on the amount of time spent on the Project in comparison to the other activities of such employees or contractors conducted for the applicable Member or Affiliate. The amounts to be reimbursed to any Member under this Section 5.10(b)(ii) shall be requested by the Member entitled to reimbursement and subject to the reasonable approval of the Executive Committee.

                             (iii)  Each  Member  and its  affiliates  shall  be
reimbursed for all out-of-pocket costs and expenses of their employees for food, lodging, travel and other necessary expenses all at competitive rates incurred in connection with all aspects of the Company's Business Activities, to the extent set forth in the Budgets. To the extent that private aircraft are used for travel purposes in connection with the Company's Business activities, including without limitation transportation to and from the Project from the main office of a Member, reimbursement therefore shall be at a competitive first class airfare rates charged by scheduled airlines during normal business hours times the numbers of employees, including senior management personnel, consultants and other professionals traveling on the flight working on the Project.

The amounts to be reimbursed to the Members under this Section 5.10(b) shall be shown as a separate line item (or group of line items) in the Approved Business Plan and Budgets. Amounts to be reimbursed shall be evidenced by invoices, canceled checks or other proof of payment as may reasonably be requested by the Executive Committee. Any disagreements with respect to amounts to be reimbursed pursuant to this Section 5.10(b) shall be subject to Disagreement Resolution procedures in Section 5.12.

                        (c) Limitation. Except as set forth in Section 2.5 and in this Section 5.10, neither the Members nor their Affiliates shall receive any fees or other compensation from the Company unless unanimously agreed from time to time by the Members in their sole discretion.

                  5.11 Mechanism for Obtaining Approvals and Resolving Disputes.
                       ---------------------------------------------------------

                        (a) Requests by Members for Approval. Any Member through its Representative may request approval of matters requiring approval of the Executive Committee under this Agreement by giving written notice thereof to the other Representative.

                        (b) Requests by Members. If any Member proposes to modify or refine the Initial Conceptual Plan, the Conceptual Plan, the Initial Conceptual Business Plan, the Approved Business Plan or the Budgets, such Member shall either submit a proposed modification or refinement or action to the Executive Committee for its approval.

                        (c) Standards. A decision with respect to any matters submitted for approval of the Executive Committee pursuant to Section 5.11(a) or
(b) shall be made by the Representative of each Member as promptly as reasonably possible given the complexity of the issue and the urgency of the required decision. The Representatives shall cooperate in good faith in making all decisions submitted for the approval of the Executive Committee.

                        (d) Right to Submit for Resolution. If (i) any Member has given another Member or the Managing Member a Default Notice with respect to a Performance Default or a Major Default, (ii) mutual agreement cannot be achieved within ten (10) business days following the submission of any matter for approval of the Executive Committee pursuant to Section 5.11(a) or (b), or
(iii) any other dispute or disagreement exists about the performance or interpretation of this Agreement or the Contribution Agreement which is not a Performance Default or a Major Default (the existence of such Default Notice or a dispute or disagreement or the absence of agreement on that matter being referred to hereinafter as a "Disagreement"), then the Member receiving the Default Notice under subsection (i) may within 30 days after receipt of the Default Notice, and, in the case of subsections (ii) and (iii), either Member (including in DMB's case when acting as Managing Member) or its Representative may at any time thereafter, give a Disagreement Notice with respect to such matter pursuant to Section 5.12(d).

                        (e) Exclusive Means of Resolution. The Members and Managing Member hereby waive their rights to institute litigation with respect to any Disagreement arising under this Agreement, and consent instead to be bound by the results of the dispute resolution process of Section 5.12; provided, however, that the foregoing shall not affect the right to a Member or the Company to seek judicial confirmation or relief after the entry of a Decision by a Facilitator which is not complied with within the time required therein.

                  5.12  Disagreement Resolution.
                        -----------------------

                        (a) Initial Designation of Facilitators. The Company shall maintain a list (the "Facilitator List") of four or more individuals whom the Members have mutually agreed are qualified to serve as facilitators ("Facilitators") to resolve Disagreements. The initial Facilitator List is attached as Exhibit B. The Facilitators shall be independent of the Members (and their respective Affiliates), and shall hold no financial interest in or any material financial or personal relationships with either Member or its Affiliates.

                        (b) Disclosure of Business Relationships; Replacement of Facilitator. The Members shall disclose to each other in writing all material business and personal relationships they or their respective Affiliates have had in the past five years with any Facilitator before a Facilitator is added to the Facilitator List. The Members shall also disclose to each other in writing all material business and personal relationships they or their respective Affiliates develop with a Facilitator once the Facilitator has been added to the Facilitator List (and, if a Facilitator develops such a relationship, it shall be subject to removal from the Facilitator List at the election of either Member). Subject to the immediately preceding sentence, an individual shall remain on the Facilitator List until removed by the mutual consent of the Members; provided that if any Person designated on the Facilitator List dies, refuses to serve or for any other reason is unable to serve, the Members shall designate an additional Person to fill the vacancy on the Facilitator List. An individual shall be added to the Facilitator List only upon the unanimous consent of the Members; provided that if a vacancy on the Facilitator List is not filled within thirty days of the event that caused such vacancy, the remaining Facilitators shall promptly choose a new Facilitator to fill the vacancy, if requested to do so by either Member (upon written notice to the other).

                        (c) Selection from Facilitator List. The Facilitator for any particular Disagreement shall be selected from the Facilitator List by the mutual consent of the Members or, at the request of any Member, by random selection from the Facilitator List.

                        (d) Disagreement Notice. Subject to the applicable requirements of Section 5.11(d), if a Member believes that a Disagreement exists, it shall notify the other Member thereof, which notice (a "Disagreement Notice") shall identify the Disagreement and set forth briefly the notifying Member's position with respect to the Disagreement. Any Disagreement Notice to DMB shall also notify the Guarantor and the Individual Guarantors in the manner specified in Section 10.1. Upon receipt of the Disagreement Notice, the other Member shall take no further action on the matter in Disagreement until such Disagreement has been resolved and then such action shall be undertaken only in accordance with such resolution and the Company shall not incur further costs in connection with the matter in Disagreement until such resolution unless the Member agree otherwise, provided that if the Disagreement results over a budgetary matter, including a requested change in a Budget, or a proposed change in the Conceptual Plan or Business Plan, DMB shall continue to fund in accordance with the existing Budget until there is a Decision, except that if the Disagreement relates to a Contribution Default DMB shall not be required to fund Budget items which relate to the Properties not contributed until such Properties are contributed in accordance with the Decision of the Facilitator. As promptly as practicable, and in any event within one week of the giving of the Disagreement Notice, the Members shall meet in an attempt to resolve the Disagreement. If the Disagreement cannot be resolved at that meeting, a Facilitator shall be appointed at that meeting.

                        (e) Mediation. Not later than five (5) business days following the appointment of the Facilitator under Section 5.12(d), the Members or their respective counsel shall contact the Facilitator and describe briefly the nature of the Disagreement. The Facilitator shall then determine an appropriate method of mediating the Disagreement in an attempt to assist the Members to reach consent with respect thereto. The method of mediation shall be solely in the discretion of the Facilitator, and the Members shall cooperate in good faith in the mediation process; provided that the mediation process shall terminate not later than ten (10) business days following the designation of a Facilitator as a mediator (unless the process is extended by mutual agreement of the Members). The mediation process shall be at a location in Summit County, Utah or in Maricopa County, Arizona selected by the Facilitator (which shall be the most efficient location for completing the mediation process, based on the issues to be resolved and the other facts and circumstances associated with the mediation proceedings). Unless otherwise agreed by the Members, the results of mediation under this Section 5.12(e) shall be non-binding.

                        (f) Arbitration.
                            -----------

                             (i)  Appointment  of  Arbitrator.  If the mediation
process under Section 5.12(e) is terminated without the Members having resolved the Disagreement that was the subject of such process, then on the same business day on which the mediation process is terminated, the Members shall designate a new Facilitator in the manner provided in Section 5.12(c).

                             (ii) Rules of Arbitration.  The arbitration process
shall be conducted by the newly designated Facilitator at a location in Summit County, Utah or Maricopa County, Arizona selected by the Facilitator (which shall be the most efficient location for completing the arbitration process, based on the issues to be resolved and the other facts and circumstances associated with the arbitration proceedings), and shall be conducted under the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., subject to this Agreement, any other documents executed by the Members and applicable law. Except as provided herein, the Facilitator shall follow the rules of the American Arbitration Association, but shall have discretion to vary from those guidelines in light of the nature or circumstances of any particular Disagreement; provided that the Facilitator shall render a decision on any Disagreement only in the manner specifically provided below. Discovery rules and the extent and scope of discovery with respect to any Disagreement shall be in the sole discretion of the Facilitator responsible for the arbitration with respect to such Dispute.

                             (iii)  Timing of  Arbitration.  The  Members  shall
cooperate in good faith to permit a conclusion of the arbitration hearing within twenty (20) business days following the termination of the mediation process under Section 5.12(e) (including, but not limited to, making representatives available for the arbitration, and selecting a Facilitator who can serve within the period of time required), and shall endeavor to submit a joint statement setting forth each Disagreement to be resolved, including a summary of each Member's position on each Disagreement.

                             (iv)  Arbitration  Hearing.  In all events,  unless
waived by the Members, the Facilitator will conduct an arbitration hearing at which the Members and their counsel shall be present and have the opportunity to present evidence and examine the evidence presented by the other Members. The proceedings at the arbitration hearing shall, unless waived by the Members, be conducted under oath and before a court reporter.

                             (v)  Reliance on Experts.  If the matters or issues
involved in any Disagreement are outside the scope of expertise of the Facilitator acting as the arbitrator with respect to such Disagreement, the Facilitator shall have the right to obtain and rely on experts with respect to the applicable matters or issues (such as appraisers, lawyers, land planners, accountants, etc.). All costs of any experts retained by the Facilitator shall be borne by the Members in accordance with Section 5.12(h). The services or advice obtained from experts by the Facilitator in accordance with this Section 5.12(f)(v) shall not be in lieu of any testimony that a Member may wish to present from its own expert on the matters or issues that are the subject of the Disagreement.

                             (vi) Decision of Arbitrator. Upon the conclusion of
the arbitration hearing, the Facilitator shall render a Decision with respect to each individual Disagreement (i.e., each issue presented for resolution) ("Decision"); provided, however, that in the case of a Default Notice giving rise to the Disagreement, the Facilitator shall determine whether or not the Member or Managing Member is in default and shall specify the nature and extent of the default, the acceptable means for curing such default and, except where no Cure Period is permitted under this Agreement, the Cure Period within which the default must be cured before the Member or Managing Member is in Default. The Facilitator shall notify the Guarantor and the Individual Guarantors of any Decision which holds DMB in Default pursuant to this Section 5.12. In addition, where the alleged default of a Member or the Managing Member relates to failure to comply with this Agreement or the Contribution Agreement and the alleged defaulting Member or Managing Member had requested a change in the Business Plan, Conceptual Plan or Budget which was not approved by the Executive Committee and is the subject to a Disagreement Notice, which would affect the decision of whether such Member was in default, both matters shall be determined by the same Facilitator and the requested change shall be determined first by the Facilitator. The decision of the Facilitator with respect to any Disagreement shall be final and binding on all Members and shall be treated as an approval by the Executive Committee of the matter that was subject to the Disagreement. As part of its Decision, a Facilitator acting as an arbitrator hereunder may render a decision compelling specific performance by a Member of its obligations under this Agreement or the Contribution Agreement. The Facilitator acting as an arbitrator of any Disagreement hereunder shall have the authority to award monetary damages in the form of Self Help Costs and/or Damages. A judgment may be entered and enforced by any court of competent jurisdiction based on any decision rendered by a Facilitator acting as an arbitrator hereunder.

                        (g) Standards of Conduct. If a Disagreement is submitted to arbitration, the Members agree that they will not contact or communicate with the Facilitator who was appointed as arbitrator with respect to any Disagreement either ex parte or outside of the contacts and communications contemplated by this Section 5.12.

                        (h) Costs. The cost of resolving any Disagreement by mediation, as described in Section 5.12(e), shall be borne by the Company (and shall be treated as an item in a Budget for all purposes of this Agreement). The cost of resolving any Disagreement pursuant to arbitration, as described in
Section 5.12(f), shall be borne by the Members as determined by the Facilitator who acts as arbitrator with respect to such Disagreement.

                  5.13 Proceedings After Flagstaff Zoning And Annexation. The zoning and annexation of the Flagstaff Property has been completed, and a density determination application has been filed by UPK for the Bonanza Property. The Managing Member will proceed with (a) planning and determining density to be allowed under Small Scale Plans on Flagstaff Property and (b) under the density determination application for the Bonanza Property, as the same may be amended or revised by the Managing Member including therein master plan materials and a request for a determination on the golf course ("Amended Density Determination Application"). DMB will make a good faith effort to file the Amended Density Determination Application on the Bonanza Property by June 30, 2000; provided, however, that DMB shall not be required to do so by June 30, 2000 if DMB believes in good faith that such filing is inadvisable for political reasons or because of relationships with third parties. Failure of DMB to file the Amended Density Determination Application by December 31, 2000 shall give UPK the right to elect a Voluntary Termination. The Managing Member shall also begin obtaining commitments for Utilities to service the Properties, and when commitments for delivery of Utilities to the Flagstaff Property and the Bonanza Property have been obtained at levels of service deemed adequate by the Managing Member based upon the Initial Conceptual Plan and Phasing Plans to provide for the needs of the Project and within the range of costs estimated by the Managing Member in the Initial Conceptual Business Plan, the Managing Member will cause the Company to proceed with the development of the Flagstaff Property and the Bonanza Property. Not withstanding the foregoing, unless the Managing Member elects to do otherwise in its sole and absolute discretion, the Company shall not begin actual construction of the Project prior to the later of the last Voluntary Termination Date or satisfaction of the Construction Pre-conditions. The Members recognize that the development of the developable portions of the Contributed Properties within the Flagstaff Property and Bonanza Property will require significant additional planning and submittals to governmental authorities, including Small Scale Master Plan approval (or the equivalent), subdivision approval and other permits and that the Properties will be developed in phases in accordance with Phasing Plans and as required by the Development Agreement or any subsequent development agreement. As a consequence, UPK's interest in the Contributed Properties portion of the Flagstaff Property and the Bonanza Property and the other Properties and the Surface Rights, rights under Existing Agreements, Water Agreements and rights to acquire the ***** Properties, the ***** Property and the ***** Fractions will be required to be contributed by UPK to the Company as needed in accordance with the Phasing Plans, Approved Business Plan and Development Agreement requirements and as more fully set forth in the Contribution Agreement except to the extent that Acquisition Election given by UPK with respect to the ***** Properties, the ***** Fractions or the ***** Property excludes portions of such Properties. Until needed in accordance with the Phasing Plans, Approved Business Plan and Development Agreement requirements, UPK shall retain title to the Properties without further encumbrance thereof; provided, however, that the Company shall pay for the benefit of UPK all real property taxes as they become due on the Flagstaff Property and the Bonanza Property and upon any other Properties which the Members determine after the date hereof to develop even though not yet contributed. There are no current plans for the development of Richardson Flats or Quinn's Junction except that UPK may be required to deed Quinn's Junction to the City under Section 2.10.4 of the Development Agreement as a result of the development of the Flagstaff Property or develop portions as affordable housing, and a portion of the affordable housing requirement on the Flagstaff Property may be satisfied on the Quinn's Junction Property in accordance with Section
2.10.4 of the Development Agreement. Richardson Flats and Quinn's Junction will be developed in accordance with an Approved Business Plan when the Members determine that it is appropriate that development should proceed.

                  5.14 Guaranty. All obligations of DMB under this Agreement shall be guaranteed by the Guarantor by a Guaranty in the form attached as Exhibit C and the obligations of Guarantor under the Guaranty shall be guaranteed by the Individual Guarantors by an Individual Guaranty in the form attached as Exhibit D.

                  5.15 Limitations on Liability; Indemnity. No Member, its Representative or its Affiliates (an "Actor") shall be liable to the Company or the other Members for actions taken in good faith by the Actor in connection with the Company or its business; provided that the Actor shall in all instances remain liable for acts in breach of this Agreement or the Contribution Agreement which the Facilitator by Decision determines to be Performance Defaults or Major Defaults as and to the extent set forth in Section 8 hereof. The Company, its receiver or trustee shall indemnify, defend and hold harmless each Actor, to the extent of the Company's assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the business of the Company, including without limitation attorneys' fees and costs incurred by the Actor in the settlement or defense of such claim; provided that no Actor shall be indemnified for claims based upon acts performed or omitted in breach of this Agreement or the Contribution Agreement which the Facilitator by Decision determines to be Performance Defaults or Major Defaults which are not cured within the Cure Period.

SECTION 6.  BOOKS AND RECORDS

                  6.1 Books and Records. The Managing Member shall keep books and records in accordance with generally accepted accounting principles at its place of business or at the Company's office, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect, copy and audit the contents of such books or records. The Managing Member shall cause the Company's financial books and records be audited (not more frequently than annually) at the Company's expense, by a firm of independent certified accountants selected by the Executive Committee, and shall cause the annual income tax returns to be prepared for the Company at the Company's expense.

                   6.2 Quarterly Progress Reports. Not later than 30 days following the last day of each calendar quarter, the Managing Member shall provide each Member with:

                        (a) Construction and Operation Reports. A report of the Company's construction and operation activities for the immediately preceding quarter, which report shall include a brief narrative description of the status of any ongoing construction projects (including costs spent to date), anticipated costs to complete such construction projects and a summary and explanation of any variance between budgeted and actual costs;

                        (b) Sales Report. A list of any new escrows opened, and escrow closings (including purchase prices paid), for the sale of custom residential lots, multi-family lots or pads or other portions of the Property by the Company since the last sales report; and

                        (c) Other Reports. Such other reports as: (i) UPK may request for compliance with public company reporting requirements which reports the Company shall endeavor to provide on a timely basis, or (ii) such other reports as either Member may reasonably request which may be produced without undue hardship or expense to the Company.

                  6.3 Financial Reports. The Managing Member shall use good faith efforts to furnish each Member with financial reports consisting of a balance sheet, income statement and statement of cash flows together with a comparison of actual and budgeted results for the quarter then ended within thirty days following the end of each calendar quarter with sufficient supporting data to permit UPK to prepare its financial statements.

                  6.4 Tax Matters. The Managing Member shall cause drafts of tax returns for the Company to be delivered to the Executive Committee as soon as reasonably practicable after the end of each fiscal year of the Company. The final form of such tax returns shall be subject to the approval of the Executive Committee. Following the approval of tax returns, the Managing Member shall provide necessary tax information to be delivered to each Member. DMB shall be the "tax matters partner" pursuant to the Code, but all actions by DMB in its capacity as tax matters partner shall be subject to the approval of the Executive Committee.

SECTION 7.  TRANSFER OF COMPANY INTERESTS; NEW MEMBERS

                  7.1 General. No Member shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever ("Transfer") all or any portion of its interest in the Company (or permit any Person directly or indirectly holding any interest in such Member directly or indirectly to Transfer any part of such interest), except for Transfers (a) approved in writing by all Members, (b) permitted under Section 7.2 or (c) to a new Member as permitted for a new Investor under Section 8. A transferee of a Member's interest in the Company will be admitted as a Substituted Member only pursuant to Section 7.2(a), 7.2(b) or 7.4. Any purported Transfer which does not comply with the provisions of this Section 7 shall be void and of no force or effect.

                  7.2    Permitted Transfers.
                         -------------------

                        (a) Transfers by UPK. Notwithstanding Section 7.1, the following Transfers shall be permitted without the prior written consent of DMB:

                             (i) Any sales or  transfers  of the  securities  of
UPK;

                             (ii) Any sales or transfers of the  securities of a
shareholder in UPK or any sales or transfers of securities or partnership interests in shareholders of UPK; and

                             (iii) Any  transfers  of  securities,  rights under
this Agreement or assets of UPK to any entity which is Controlled by UPK by reason of a spin-off or otherwise;

provided, however, that in the case of (iii) above if rights under this Agreement are transferred, UPK must also transfer the Properties, Existing Agreements, rights under agreements to acquire any of the Properties to the same entity which shall assume all obligations under all of such agreements and the Contributions Agreement Any permitted transferee of UPK of rights under this Agreement or of the Properties under Section 7.2(a)(iii) shall be admitted as a Member in the Company, succeed to all rights of UPK under this Agreement and be subject to the same terms, conditions and limitations as were applicable to UPK, upon the execution and delivery by such Person of an instrument satisfactory in form and substance to DMB (in its reasonable discretion), whereby such Person agrees to be bound by all terms and conditions of this Agreement, the Contribution Agreement, the Existing Agreements and rights under agreements to acquire any of the Properties. UPK shall give written notice to DMB of the any proposed Transfer by UPK. UPK shall also give a copy of a filing under Section 13(d) of the Securities Exchange Act of 1934 concerning a Transfer within ten
(10) business days after receiving a copy of such filing. UPK shall give written notice to DMB of any Transfer of shareholder interests in, or partnership interests in shareholders of, UPK that is permitted under this Section 7.2(a) not later than five business days after gaining actual knowledge of such Transfer.

                        (b) Transfers by DMB. Notwithstanding Section 7.1, the following Transfers shall be permitted without the prior written consent of UPK:

                             (i) DMB may permit direct and indirect Transfers of
interests in DMB (including the issuance of new interests in DMB) so long as at all times following such Transfer (A) Brown, Sklar and/or Dorrance Control(s) DMB, and (B) Brown, Sklar, Dorrance, their respective Family Members, and trusts and entities formed for the exclusive benefit of any of the foregoing Persons (including for this purpose the heirs and successors of any such Person who dies after the date of this Agreement) own in the aggregate (either directly or indirectly) at least 50% of the equity and profits interests in DMB. DMB shall give written notice to UPK of any proposed Transfer by DMB (or of interest in DMB) that is permitted under Section 7.2(b)(i) within five (5) business days after completion of such Transfer; and

                             (ii) DMB shall be  permitted  to Transfer  all, but
not less than all, of its interest as a Member to or in favor of (A) Brown, Sklar and/or Dorrance, or (B) any entity which Brown, Sklar and/or Dorrance Controls and in which Brown, Sklar, Dorrance, their respective Family Members, and/or trusts and entities formed for the exclusive benefit of any of the foregoing Persons (including for this purpose the heirs and successors of any such Person who dies after the date of this Agreement) continue to own in the aggregate (either directly or indirectly) at least 50% of the equity and profits interests.

UPK acknowledges that DMB intends and will be permitted to collaterally assign its interest in the Company as security for a loan from an entity which Dorrance Controls and which meets the requirements of Section 7.2(b)(ii)(B), and that a foreclosure of such loan by the entity which Dorrance Controls will be a permitted Transfer under this Agreement. Any permitted transferee of DMB under
Section 7.2(b)(ii) shall be admitted as a Member in the Company, succeed to all rights of DMB under this Agreement and be subject to the same terms, conditions and limitations as were applicable to DMB, upon the execution and delivery by such Person of an instrument satisfactory in form and substance to UPK (in its reasonable discretion), whereby such Person agrees to be bound by all terms and conditions of this Agreement that are applicable to DMB. DMB shall give written notice to UPK of the any proposed Transfer by DMB (or of interests in DMB) that is permitted under Section 7.2(b)(i) or (ii) not later than five business days before the completion of such Transfer.

                             (c)  Testamentary  Transfers.  Notwithstanding  any
provision of this Section 7 to the contrary, in no event shall a Transfer of any direct or indirect interest in a Member that arises from the death of any Person holding such interest (whether such Transfer arises under a will, a trust, by operation of law or otherwise) be treated as a violation of the restrictions on Transfers set forth in this Section 7.

                  7.3 Assignee of Member's Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of
Section 7.1 (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to
Section 7.2(a), 7.2(b) or 7.4, then, subject to Section 7.5, such Person:

                        (a) shall be treated as an assignee of a Member's interest, as provided in the Act;

                        (b) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

                        (c) subject to Section 2.6(e)(iv), shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member.

                  7.4 Substituted Members. Except as provided in Sections 7.2(a) and (b), no Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a "Substituted Member") without the written consent of all Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

                  7.5 Distributions in Respect of Transferred Interests. If any interest in the Company is transferred during any accounting period in compliance with the provisions of this Section 7, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

SECTION 8.  DEFAULTS AND REMEDIES

                  8.1 Default Procedures. In the event that a Member ("Non-Defaulting Party") believes that another Member or the Managing Member has committed a Default ("Defaulting Party"), then such Non-Defaulting Party may give the Defaulting Party a Default Notice. Within 30 days after receipt of the Default Notice, the Defaulting Party shall either (a) contest the Default Notice pursuant to the Disagreement Procedures under Section 5.12 by giving the Disagreement Notice specified therein and pursuing the procedures thereunder until the parties reach resolution of the Disagreement or there is a Decision of the Facilitator, or (b) cure the Default within the Cure Period. Any Default Notice given by UPK to DMB relating to a Performance Default shall specify whether UPK elects no Cure Period after a Decision of the Facilitator.

                   8.2 Performance Default. In the event that a Member shall be in Default as a result of a Performance Default the remedies shall be as follows:

                        (a) DMB Performance Default. In the event of a DMB Performance Default, UPK may remove DMB as the Managing Member by written notice given to DMB within 30 days after the Default is determined, and after removal of DMB as Managing Member UPK may elect by written notice given to DMB within the 120 days after the receipt by UPK of the Decision establishing the Performance Default to either:

                             (i) at UPK's  option  to  bring  in a new  investor
("Investor") as a Member and/or Managing Member or thereafter to fund all Additional Capital Contributions which would have been made by DMB, and to remove the DMB Representative from the Executive Committee and, if applicable, appoint a Representative selected by the Investor in his place, in which case the obligation of DMB to fund Additional Capital Contributions will cease six months after the Default by DMB is determined. In such event, DMB shall only be entitled to recover from Net Cash Flow, or from proceeds of a liquidation under
Section 9.2(d)(ii), its Unreturned Optional Capital Contributions as specified under Section 3.1(a), and its Unreturned Capital Contributions under Section 3.1(b) but in the case of Section 3.1(b) only pari passu with UPK and the Investor, and DMB shall not be entitled to share in any other distributions under Section 3.1 or in any profits or losses of the Company and DMB shall not have a vote on any matter except as provided in Section 5.9 or which is a Material Post Default Change; or

                             (ii) continue without  bringing in an Investor,  in
which case the Representative of DMB shall continue on the Executive Committee with a vote (except with respect to a replacement Managing Member), DMB shall continue to fund Additional Capital Contributions as required and to receive distributions and profits and losses as provided in this Agreement with the exception that DMB shall not be entitled to any Preference Amount and thus distributions under Section 3.1(c) and (d) shall be eliminated from the Agreement.

                        (b) UPK Performance Default. In the event of a UPK Performance Default, DMB, acting on behalf of the Company, shall be entitled to bring an action for specific performance or exercise Self Help and recover Self Help Costs which may, at UPK's election, be paid directly by UPK, or offset against UPK's Unreturned Capital Contributions or other distributions under
Section 3.1; provided, however, that unless UPK shall pay the Self Help Costs within sixty days after the Decision of the Facilitator becomes a Default, DMB may elects to offset such amount against UPK's Capital Account, and provided further , however that nothing herein shall limit the liability of UPK to DMB under Section 20 of the Contribution Agreement. In addition to the foregoing remedies, DMB may by written notice given within 120 days after the UPK
Performance Default is determined to exist elect to remove the UPK Representative from the Executive Committee and thereafter UPK shall not have a vote except on matters specified in Section 5.9 or which is a Material Post Default Change.

                  8.3 Unjustified Claim of DMB Performance Default. In the event that UPK shall give a Default Notice to DMB alleging a DMB Performance Default and shall specify therein that DMB shall not have any Cure Period after the Decision of the Facilitator, and the Facilitator shall find no DMB Performance Default and shall further determine that the claim of a DMB Performance Default was made by UPK in an arbitrary and capricious manner, then the percentage distributions to be made to UPK thereafter under the next applicable Section 3.1(c), (d) or (e) after distributions in the current section of Section 3.1 are complete (or if distributions are then being made under Section 3.1(a) or (b), then from the first distributions thereafter made under Section 3.1(c)) shall be permanently reduced by five percent and the distributions to be made to DMB under such applicable section shall be permanently increased by five percent.

                   8.4 Major Defaults. In the event that a Member shall be in Default as a result of a Major Default the remedies shall be as follows:

                        (a) DMB Major Default. In the event of a DMB Major Default, unless UPK shall elect otherwise in writing within 30 days after the receipt of the Decision of the Facilitator establishing the Default, automatically without further action by UPK, DMB shall be removed as the Managing Member, the DMB Representative shall be removed from the Executive Committee, and the amount of DMB's then Unreturned Capital Contributions shall be reduced by fifty percent (as so reduced, the "Reduced Unreturned Capital Contributions"), in which case the further return of DMB's Reduced Unreturned Capital Contributions amount shall be subordinated to the recovery by UPK and any Investor in the Company of all of their Unreturned Capital Contributions, and DMB shall receive no return on such Reduced Unreturned Capital Contributions under Sections 3.1(c) through 3.1(e) inclusive. In addition UPK may elect:

                             (i) to continue without bringing in an Investor, in
which  case DMB shall  continue  to fund  Additional  Capital  Contributions  as required by Section 2.3(b) and with respect to the Additional Capital Contributions which DMB funds after the Default is determined to exist (other than any Additional Capital Contributions made during such period which were the subject of the Default Notice), DMB shall continue to receive distributions and profits and losses as provided in this Agreement with the exception that DMB shall not be entitled to any Preference Amount and thus distributions under
Section 3.1(c) and (d) shall be eliminated from the Agreement. While DMB shall no longer have a Representative on the Executive Committee, DMB shall have the right to vote on any matter specified in Section 5.9 or which is a Major Post Default Change;

                             (ii) by written notice given to DMB within 120 days
of the date the DMB Major Default was determined to exist: (A) to bring in a new Investor as a Member and/or Managing Member and appoint a Representative selected by the Investor in his place, and to (B) release DMB from any further obligation of DMB to fund Additional Capital Contributions, in which event as to any Additional Capital Contributions made by DMB after the DMB Major Default is determined to exist (other than any Additional Capital Contributions made during such period which were the subject of the Default Notice) and until such release ("Post Default Capital Contributions"), DMB shall be entitled to its Unreturned Optional Contributions in the manner or order specified under Section 3.1(a), and its Unreturned Capital Contributions under Section 3.1(b) but on a subordinated basis after UPK and the Investor have recovered their Unreturned Capital Contributions. DMB shall be entitled to share in profits and losses of the Company and in all other distributions under Section 3.1 based upon its Post Default Capital Contributions with the exception that DMB shall not be entitled to any Preference Amount and thus distributions under Sections 3.1(c) and (d) shall be eliminated from the Agreement and DMB shall only be entitled to vote upon the matters set forth in Section 5.9 and Major Post Default Changes; or

                             (iii)  UPK  shall  be  entitled,  in the  case of a
Funding Default, to pursue the Guarantors under the Guarantees for Additional Capital Contributions for which DMB is then in Default. Pending recovery of the amounts due on account of the Funding Default from the Guarantors, UPK may cause the Company to obtain loans or lines of credit to fund operations in accordance with the then Approved Budget and Business Plan and may secure repayment of such loans or lines of credit with the Properties.

                        (b) UPK Major Default. In the event of a Major Default by UPK, unless DMB shall elect otherwise within 30 days after receipt of the Decision of the Facilitator which establishes the Default, automatically without further action by DMB, the UPK Representative shall be removed from the Executive Committee and UPK's Unreturned Capital Contributions shall be reduced by the lesser of (i) fifty percent of such Unreturned Capital Contributions or
(ii) the amount of the Damages and/or Self Help Costs awarded by the Facilitator to the Company or to DMB, as applicable, which Damages and/or Self Help Costs are intended to put DMB in the same position as if the UPK Major Default had not occurred; provided, however, that no such award shall be made in an amount which would put DMB in a better position than DMB would have been if the UPK Major Default had not occurred. As set forth in the definition of Damages, for the purposes of (ii) above, such Damages shall relate only to this specific Project and shall not extend to any other projects of DMB or the inability to deploy money from this Project into other projects as a result of the UPK Major Default. After removal of the UPK Representative from the Executive Committee, UPK shall not have the right to vote on any matter except for the right to vote on any matter set forth in Section 5.9 or which is a Material Post Default Change.

SECTION 9.  DISSOLUTION AND TERMINATION

                   9.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:

                        (a) The occurrence of a Voluntary Termination Date, whether by Automatic Termination or by exercise of Voluntary Termination Rights;

                        (b) December 31, 2075;

                        (c) The sale of all or substantially all of the Property and the collection of the proceeds of such sale;

                        (d) The unanimous election by the Members to dissolve the Company; or

                        (e) The entry of a decree of dissolution under Section 18-802 of the Act.

The Company shall not dissolve as a result of a Withdrawal Event with respect to any Member, and shall continue in full force and effect in accordance with this Agreement until an event described in Section 9.1(a) through (e) occurs.

                  9.2   Winding Up.
                        ----------

                        (a) Notice of Winding Up. Following the dissolution of the Company, as provided in Section 9.1, any remaining Member (acting at the direction of the Executive Committee), may execute and file any required notice of winding up with the Delaware Secretary of State.

                        (b) Effect of Filing. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company's separate existence shall continue until articles of termination have been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

                        (c) Voluntary Termination Rights. Upon the occurrence of a Voluntary Termination Date of the Company (whether by Automatic Termination or by the exercise of Voluntary Termination Rights), the Operating Agreement and the Contribution Agreement shall terminate, all of the Properties and Property Rights shall be retained by or distributed to UPK, the obligation of DMB to fund future Interim Costs not already incurred shall terminate and UPK shall paid DMB the amount of its Termination Cost Reimbursement. The percentage applicable to the Termination Cost Reimbursement for other than Interim Water Payments, Interim Real Estate Taxes, Interim CD Costs and Other Interim Costs is as follows:

                             (i) *****% in the case of a Protocol Termination, a
Bonanza Potable Water Termination by DMB or an Automatic Termination by UPK as the result of the failure of DMB to file the Amended Density Determination on the Bonanza Property by December 31, 2000;

                             (ii) *****% in the case of a Title  Termination  by
DMB;

                             (iii)   *****%   in  the   case  of  an   Automatic
Termination for failure of UPK to approve the Initial Business Plan, Initial Conceptual Plan or the Initial Budget under Sections 5.4, 5.5 or 5.6 or in case of a Density Termination by DMB;

The percentage applicable to Termination Cost Reimbursement for all Interim Realty Taxes, Interim Water Payments, Interim CD Costs and Other Interim Costs shall be *****%. The Termination Cost Reimbursement shall be repaid to DMB, together with interest accrued thereon at the rate per annum compounded yearly, equal to the lower of the Prime Rate or 10%, three years from the date of occurrence of the Voluntary Termination Date.

                        (d) Liquidation and Distribution of Assets. Upon the dissolution of the Company for any reason other then the exercise of Voluntary Termination Rights, the Managing Member, or, if there is no Managing Member (acting at the direction of the Executive Committee), or a court appointed trustee, if there is no remaining Member, shall take full account of the Company's liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5. The proceeds from liquidation of the Company's property, to the extent sufficient therefor, shall be applied and distributed in the following order:

                             (i)  To the  payment  and  discharge  of all of the
Company's debts and liabilities, including those to Members who are creditors in the order of priority required by law, and to the establishment of any necessary reserves; and

                             (ii) To the Members and in accordance  with Section
3.1.

                  9.3 Articles of Termination. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, articles of termination shall be executed and filed by any of the remaining Members (acting at the direction of the Executive Committee), with the Delaware Secretary of State.

SECTION 10.  MISCELLANEOUS

                  10.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, addressed to any Member at the address appearing below such Person's name on Exhibit E, or by facsimile transmission during normal business hours to the facsimile number set below such Person's name on Exhibit E (followed by notice by mail), or if to the Company, by notice to each Member as herein provided, or to such other address as the parties may from time to time specify by notice in accordance with this
Section 10.1. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, at the applicable address.

                  10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

                  10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

                  10.4     [Reserved].

                  10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                  10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

                  10.7 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

                  10.8 Additional Documents. Each Member, upon the request of any other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

                  10.9 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

                  10.10 Delaware Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

                  10.11 Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the Company's property.

                  10.12 Counterpart Execution; Facsimile Signatures. This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if all of the Members had signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

                  10.13 Representations and Warranties. Each Member represents and warrants to the Company and to the other Member that:

                        (a) It has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;

                        (b) It has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

                        (c) It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

                        (d) It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

                        (e) It has been afforded the same access to the books, financial statements, records, contracts, documents and other information concerning the Company and the prospective business of the Company as has been afforded the other Member and has been afforded an opportunity to ask such questions as it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;

                        (f) It acknowledges that it has performed its own due diligence with respect to its interest in the Company and is relying on that due diligence in making this investment and that it is not relying on the other Member or its Affiliates with respect to tax, suitability or other economic considerations;

                        (g) This Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms;

                        (h) To the Member's knowledge, the execution, delivery and performance of this Agreement by the Member does not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject;

                        (i) Such Member is a valid entity, duly formed and validly existing under the laws of the State of its organization, is qualified to do business in the State of Utah and has full power and authority to enter into this Agreement and to perform the terms and provisions hereof; and

                        (j) The execution and delivery of this Agreement and the performance of this Agreement by such Member have been duly authorized by all necessary limited liability company action and the Persons executing this Agreement and all documents related thereto on behalf of such Member are fully authorized to do so. No consent of any member or manager or any judicial or administrative body or other governmental authority or any other Person or party is required for such execution, delivery or performance (or, if required, such consent has already been obtained).

                  10.14 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.14:

          "Act" means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6,ss.8-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

          "Actor" has the meaning given that term in Section 5.15.

          "Additional Capital  Contributions" has the meaning given that term in
Section 2.3.

          "*****   Properties"   shall  have  the   meaning  set  forth  in  the
Contribution Agreement.

          "Acquisition Election" means a notice from UPK to DMB given on or before December 31, 2000 specifying: (i) that UPK will exercise best efforts to acquire for contribution to the Company one or more of the ***** Property, the ***** Fractions or the ***** Properties or portions thereof and specifying which of such properties or portions thereof will be acquired, the terms on which UPK will acquire such properties which UPK deems acceptable in its sole discretion, and (ii) which of the ***** Property, ***** Fractions and ***** Properties, if any, which UPK will not acquire, specifying which respect to the properties which will not be acquired the best terms or offers, if any, on which the ***** parties are willing to sell the properties which will not be acquired or portions thereof which UPK finds unacceptable in its sole discretion.

          "Adjusted Capital Account Balance" means an amount with respect to any Member equal to the balance in such Member's Capital Account at the end of the relevant fiscal year, after increasing the balance in such Member's Capital Account by any amount which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and by the unpaid balance of such Member's Tax Advances.

          "Adjusted Value" has the meaning given the term in Section 2.2(a).

          "Adjustment" has the meaning given the term in Section 2.2(a).

          "Affiliate" means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, or general partner of such Person; (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this definition; or (e) any Family Member of any Person described in clauses (a) through (d) above.

          "Agreement" means this Operating Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

          "Approved Business Plan" means a plan for the acquisition, improvement, operation, marketing, development and disposition of the Property and Project approved by the Executive Committee in accordance with Section 5.5, as the same may be amended from time to time in accordance with Section 5.5.

          "Articles" has the meaning given that term in Recital A.

          "Assumed Residential Densities" has the meaning given the term in Exhibit A.

          "Automatic Termination" means the Company shall automatically terminate without further action on the part of either Member for the causes specified as Automatic Termination under the definition of Voluntary Termination Date.

          "***** Fractions" has the meaning set forth in the Contribution Agreement.

          "Book Value" has the meaning given that term in Section 4.1(b).

          "Bonanza Potable Water Termination" means the right of DMB to elect a Voluntary Termination if, in its good faith judgment, a source of potable water for Bonanza sufficient to develop the Bonanza Property with the Assumed Residential Densities is not or will not be obtained in a time frame or at a cost which is necessary to development of the Project.

          "Brown" means Drew M. Brown.

          "Budgets" has the meaning given the term in Section 5.6.

          "Capital Account" means the capital account maintained for each Member in accordance with Section 4.3.

          "Capital Contribution" means, with respect to any Member, the amount of money and the net fair market value or agreed value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement, including Initial Capital Contributions, Additional Capital Contributions and Optional Contributions; provided, however, that Formation Costs are not included within Capital Contribution.

          "***** Property" has the meaning set forth in the Contribution Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          "Contribution Agreement" means that certain Contribution Agreement with respect to the Properties between UPK and DMB of even date herewith.

          "Construction Drawings" mean plans, drawings and specifications in necessary detail to support issuance of a permit from the applicable jurisdiction for construction and/or installation of infrastructure, utilities or structures.

          "Construction Pre-conditions" means: (a) with respect to all of the Properties or any portion thereof which are to be physically impacted by development thereon (i) the Company has received final approval from the appropriate governmental agency of the Protocol as to those properties and (ii) UPK has received the required storm water permit for the Excluded Properties,
(b) with respect to the Flagstaff Property and related infrastructure, UPK or the Company has acquired or has binding enforceable agreements to acquire, subject to no contingencies or title exception matters which are unacceptable to DMB in its reasonable discretion, the ***** Claim, the ***** Claims, and the ***** Claims which are part of the ***** Property, the ***** Properties to the extent alternative access is still required by the City, and the ***** Fractions located in the Flagstaff Property, and (c) with respect to the Bonanza Property and related infrastructure, that UPK or the Company has acquired or has binding enforceable agreements to acquire, subject to no contingencies or title exceptions which are unacceptable to DMB in its reasonable discretion, the ***** Claims and the ***** Claims which are part of the ***** Property, and the ***** Fractions located in the Bonanza Property. In the case of the "enforceable agreements" mentioned above, upon the written request of UPK accompanied by the final form of an agreement to be entered into with any third party with respect to a ***** Property, an ***** Property or the ***** Fractions, DMB will specify in writing any objections DMB may have to any contingencies or other terms of the proposed agreement, and in the absence of a modification or amendment to the form of the proposed contract thereafter, DMB shall not make additional further objections to the terms, including contingencies, of the proposed agreement; provided, however, that the foregoing shall not affect the right of DMB to object to title matters with respect to the property covered by such proposed agreements under the terms of Section 11 of the Contribution Agreement.

          "Company" has the meaning given that term in Recital C.

          "Conceptual Plan" has the meaning given that term in Section 5.4.

          "Contributed Properties" has the meaning given that term in Section 2.2(a).

          "Contribution  Notice"  has the  meaning  given  that term in  Section
2.3(c).

          "Contribution Default" means the failure of UPK to contribute the Properties to the Company in accordance with the Contribution Notice consistent with the Contribution Agreement as determined by a Decision of the Facilitator which is not cured within any Cure Period

          "Control" means to possess and exercise legal and effective control over the business decisions and acts of an entity, without the consent or approval of another Person.

          "Core Activities" has the meaning given that term in Section 1.4 (final paragraph).

          "Costs" means the Value of land or fair market value of other rights, including Surface Rights, which have been contributed to the Company or which are intended to be contributed to the Company as developable areas or Surface Rights, which are traded by the Company or UPK to acquire title to ***** Properties, ***** Properties or ***** Fractions, and/or out-of-pocket payments to third parties to acquire title or easement rights, as the case may be, to such ***** Properties, ***** Properties or ***** Fractions, net of any additional properties acquired in the case of ***** Properties and *****
Properties which produce additional single family residential lots or multi-family units for the Company which shall be valued for offset purposes as the Value of land.

          "Cure Period" means (i) a period of 30 days after the receipt by a Defaulting Party of a Default Notice, unless the default cannot be reasonably cured within such period and then for a reasonable period of time not to exceed 100 days provided that the Defaulting Party commences the cure within the 30 day period and thereafter diligently pursues the cure, and (ii) in the case of a Decision by a Facilitator that a party is in Default such period of time not less than 20 days as may be specified in the Facilitator's order, except that
(a) the Cure Period applicable to a Funding Default shall be five days after receipt by DMB of the Decision, and (b) where a Default Notice with respect to a Performance Default from UPK to DMB elects no Cure Period, then DMB shall be in Default upon receipt of the Decision of the Facilitator and the Facilitator shall specify in the Decision that no Cure Period is applicable.

          "Damages" means, without duplication for amount recoverable as Self Help Costs, damages awarded to the Company or to DMB, as applicable, resulting from a UPK Major Default in an amount which is intended to put DMB in the same position as it would have been if the UPK Major Default had not occurred; provided, however, that no such award shall be made in an amount which would put DMB in a better position than DMB would have been if the UPK Major Default had not occurred. Such Damages shall relate only to this specific Project and shall not extend to any other projects of DMB or the inability to deploy money from this Project into other projects as a result of the UPK Major Default.

          "Decision" has the meaning given that term in Section 5.12(f)(vi).

          "Deed Restrictions" has the meaning set forth in the Contribution Agreement.

          "Default Notice" means a written notice given to a Member which states or alleges that a Member is then in default under the Agreement or the Contribution Agreement, specifying with particularity the nature and extent of the default as well as section or sections of the Agreement or Contribution Agreement under which the default occurred, and shall further state, where appropriate, what actions are necessary to cure the alleged default.

          "Default" means (i) the failure of a Member after receipt of a Default Notice to either contest the default under the Disagreement Procedures within 30 days or cure the default within the Cure Period, or (ii) a failure to cure such default after a Decision of the Facilitator which specifies that Member is determined to be in default under the Agreement or the Contribution Agreement within the Cure Period. A Member contesting a Default Notice shall not be considered to be in Default pending the Decision of the Facilitator and during the Cure Period thereafter.

          "Deficit Amount" has the meaning given that term in Section 2.4(a).

          "Density Termination" means that DMB is entitled to elect Voluntary Termination in the event either (a) the Small Scale Master Plan approval for the Flagstaff Property and the Density Determination approval for the Bonanza Property described in Section 1.5 and below have not been completed by December 31, 2000, or (b) the Small Scale Master Plan approval for the Flagstaff Property and the Density Determination approval for the Bonanza Property described in
Section 1.5 and below have been completed in Park City and Wasatch County, respectively, resulting in less than 98% of the Assumed Residential Density shown on Exhibit A attached hereto for the Flagstaff Property and the Bonanza Property, in the aggregate. For purposes of this calculation, the total single family detached lots referred to in the Development Agreement with respect to the Bonanza Property and the Flagstaff Property shall be 191, and the total Multi-Family Units referred to in the Development Agreement with respect to the Bonanza Property and the Flagstaff Property shall be 570. For purposes of determination of any losses in the Assumed Residential Density of a single family detached lots and Multi-Family Units in the aggregate, each single family detached lot shall be deemed to have a numerical value of 4.5 times the numerical value of a Multi-Family Unit. For the purposes of this calculation, any losses in the density of accessory uses shall not be considered.

          "Development Agreement" has the meaning given the term in Section 1.4(p).

          "Disagreement" has the meaning given that term in Section 5.11(d).

          "Disagreement Notice" has the meaning given that term in Section 5.12(d).

          "Distribution Parity" means that point in time when the aggregate distributions under Sections 3.1(c) and 3.1(d) on a cumulative basis equal the amount that DMB and UPK, respectively, would have received if the actual amounts distributed under Sections 3.1(c) and 3.1(d) were aggregated, with each Member being deemed to have received 50% of such distributions until DMB's Unpaid Preference Amount has been reduced to zero, assuming for this purpose that the Preference Amount was based upon a 15% per annum return instead of the stated 20% per annum amount.

          "DMB" has the meaning given that term in the introductory paragraph on page 1 of this Agreement.

          "DMB Associates" has the meaning given that term in Section 2.5.

          "DMB Cap" has the meaning given that term in Section 2.3(b)(ii).

          "DMB Major Default" shall mean a Major Default by DMB.

          "DMB Performance Default" shall mean a Performance Default by DMB.

          "Dorrance" means Bennett Dorrance.

          "Easement Rights" has the meaning set forth in the Contribution Agreement.

          "Entitlements" has the meaning given the term in Section 1.5.

          "Equity Ratio" means (a) in the case of DMB, a percentage based upon the highest amount of Unreturned Capital Contributions of DMB at any time during the life of the Company as set forth in the following table:

Range of Unreturned Capital Contributions                  Percentage

            $0 to $10,000,000                                  25%
            $10,000,001 to $20,000,000                         30%
            $20,000,001 to $30,000,000                         35%
            $30,000,001 and above                              40%

and (b) in the case of UPK, 100 minus DMB's Equity Ratio percentage.

          "Equivalent Units" shall have the meaning set forth in the Development Agreement.

          "Excluded Property" means any area of the Properties which is unacceptable to DMB containing any present or prior active mine sites, or any tailings dump or storage or other areas which may be subject to environmental concern, or is otherwise not necessary for development of the Project.

          "Executive  Committee"  has the  meaning  given  that term in  Section
5.2(a).

          "Existing Agreements" has the meaning set forth in the Contribution Agreement.

          "Facilitator List" has the meaning given that term in Section 5.12(a).

          "Facilitators" has the meaning given that term in Section 5.12(a).

          "Family Member" means, with respect to any Person the parents of such Person and any lineal descendants of the parents of such Person (whether by birth or adoption).

          "FF&E" means furniture, fixtures, equipment and other personal property associated with a golf course, including, without limitation, mowers, irrigation systems, restaurant equipment, dining room furniture, clubhouse furniture and display fixtures, plates, dishes, utensils, golf carts, beverage carts, pumps and other similar items typically associated with the operation or furnishing of a golf course.

          "Funding Default" means the failure of DMB or the Guarantors, at a time when UPK is not in Default, to make a required Additional Capital Contribution under Sections 2.3(b)(i) or (ii) as determined by a Decision of the Facilitator which failure is not cured within the Cure Period.

          "golf course" means an eighteen-hole championship golf course and related practice facilities, storage facilities, a clubhouse (including dining facilities), locker room, parking lots and other similar improvements typically associated with a championship golf course.

          "Guarantor" means ABD Investments Limited Partnership, an Arizona limited partnership.

          "Guaranty" means the a guaranty of the Guarantor in the form of Exhibit C attached hereto.

          "Independent Activities" has the meaning given that term in Section 1.10(a).

          "Individual Guarantors" means collectively Brown, Sklar and Dorrance.

          "Individual Guaranty" means a guaranty by the Individual Guarantors in the form of Exhibit D attached hereto.

          "Initial Budget" has the meaning given the term in Section 5.6.

          "Initial  Conceptual  Plan" has the meaning  given the term in Section
5.4.

          "Interim Costs" has the meaning set forth in Section 2.3(b)(i).

          "Interim Entitlement Costs" has the meaning set forth in Section 2.3(b)(i).

          "Interim CD Costs" has the meaning set forth in Section 2.3(b)(i).

          "Interim Realty Taxes" has the meaning set forth in Section 2.3(b)(i).

          "Interim  Water  Payments"  has  the  meaning  set  forth  in  Section
2.3(b)(i).

          "Managing Member" means DMB or any replacement of DMB as Managing Member.

          "Major Default" means an act or omission committed by a Member against another Member or the Company which is not caused by, or does not result from a Default by the other Member or force majeure and which constitutes fraud, Misappropriation, a Funding Default in the case of DMB, a Contribution Default in the case of UPK, in each case which become a Default after a Decision by the Facilitator that a Member has committed a Major Default.

          "Major Post Default Change" means any material deviation from the Approved Business Plan, the Approved Conceptual Plan or the Approved Budget or the adoption of a specific new budget for any developable area which materially deviates from that contained in the Approved Budget.

          "Member" means any Person identified as a Member in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, "Member" shall be deemed to refer also to such Person. "Members" refers collectively to all Persons who are designated as a "Member" pursuant to this definition.

          "Membership  Program"  has the  meaning  given  that  term in  Section
1.4(i).

          "Misappropriation" means the intentional taking or use by a Member of Company funds or assets for purposes other than the Business Activities of the Company but shall not include mistake or any dispute over the proper amounts of compensation or reimbursement to a Member under Section 5.10.

          "Net  Cash  Flow"  means for a period of  determination  all  receipts
(other than Capital Contributions) of the Company from any source, less all costs and expenses of the Company, debt repayments, and reserves for matters determined in accordance with Budgets, which will include, without limitation, a reserve for Tax Loans and budgeted costs in excess of expected revenues which are expected to be paid by the Company during the six months immediately following the date upon which Net Cash Flow is determined.

          "Note" has the meaning given that term in Section 7.5(e).

          "Optional Contributions" has the meaning given that term in Section 2.3(c).

          "Person" means any individual, partnership, corporation, limited liability company, trust or other entity.

          "Performance Default" means: (i) the failure, as determined by Decision of the Facilitator, of a Member or the Managing Member while the other Member is not in Default to pursue performance or to timely complete performance of its covenants or obligations under the Agreement or the Contribution Agreement which causes a material deviation from the Approved Business Plan or Conceptual Plan except where the failure is caused or justified by economic conditions (other than the financial condition of a Member), force majeure, actions or inactions of a governmental entity or agency or third party over which the Member has no reasonable control, or the Default of another Member, in each case after a Decision of the Facilitator which is not cured within the Cure Period, and (ii) a failure to abide by the Decision of the Facilitator within the time frames set forth therein without further approval of the Facilitator.

          "Phasing Plans" has the meaning given that term in Section 2.2(a).

          "Preference Amount" means, with respect to DMB, the total distributions that would be required to be made to DMB pursuant to Section 3.1(c) to provide DMB with a 20% per annum (on a 365 day basis) return on its Unreturned Capital Contributions, computed as if DMB's Capital Contributions were a loan to the Company, bearing interest at the rate of 20% per annum, compounded monthly (as of the last day of each month), with all distributions to DMB pursuant to Section 3.1(b) or (c) being treated as payments on such loan (and applied first to accrued, unpaid interest, and then to principal).

          "Prime Rate" means the rate of interest announced from time to time by Bank One, N.A. as its prime rate or base rate for borrowings (or if Bank One no longer exists or announces a prime or base rate, the rate of interest reported as the prime rate by the Wall Street Journal), with changes in such rate to become effective on the date changes are announced.

          "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to Section 4.2, and otherwise adjusted by the Executive Committee to comply with Regulation Sections 1.704-1(b) and 1.704-2(b).

          "Project" has the meaning given that term in Recital C.

          "Property" or "Properties"  has the meaning given that term in Recital
B.

          "Property Rights" means all property interests, rights, reports, inspections, certifications and other instruments and documents relating to the Properties and received or generated by any Member or its Affiliates in connection with the acquisition, planning or development of the Property, the Project or the Company, including, without limitation:

                        (a) any executed leases, term sheets, contracts, files and correspondence relating to the Project;

                        (b) any and all maps, diagrams, plans, specifications, golf course layouts, applications, permits, rights and approvals, deposits or fees paid in connection with the Project;

                        (c)   any   certificates,   licenses,   warranties   and
guarantees, engineering, environmental, soils and other reports, research, studies and projections relating to the Project;

                        (d) any advertising materials relating to the Project;

                        (e)  any   maintenance,   service  and  other  operating
contracts, equipment leases and other arrangements or agreements affecting the Project; and

                        (f) all other tangible and intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Project and all representations and warranties made to such Member in connection with any of the foregoing.

          "Proposed Budgets" has the meaning given the term in Section 5.6.

          "Protocol" has the meaning set forth in the Contribution Agreement.

          "Protocol Termination" means an automatic Voluntary Termination by both Members if the Members have not agreed upon a Protocol by July 15, 2000.

          "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Representative" has the meaning given that term in Section 5.2(a).

          "Self Help" means the right of a non-defaulting Member to affirmatively correct, perform, or cause to be corrected or performed, any covenant or obligation with respect to which the other defaulting Member has been determined by a Decision of the Facilitator to be in Default and which has not been cured within the Cure Period, by taking all necessary and reasonable steps to cure such Default either directly or by engaging third party consultants, contractors and other professionals as are reasonably required, and for this purpose, the non-defaulting Member may file in its own name, in the name of the Company or in the name of the defaulting Member any application for a permit or other governmental authorization to take the action which may be required hereunder and to do all other things reasonably necessary to cure such default, and for the purposes of filing any application for a permit or other governmental authorization in the name of the defaulting Member, such Member hereby appoints the non-defaulting Member as its attorney in fact and agent for the purpose after a Decision that such Member is in Default of executing and files such applications or other documents, which power of attorney is couple with an interest in this Agreement and may not be revoked or rescinded.

          "Self Help Costs" means all necessary and reasonable third party or internal costs and expenses, including internal employee costs below the senior management level, incurred by a non-defaulting Member in exercising Self Help rights to cure or correct a Default by a defaulting Member, which costs and expenses shall include, without limitation, all permits, fees, taxes, penalties and fines paid, costs of contractors, engineers, and professionals, costs of construction or remediation, payments required to be made to others under agreements necessary to cure defaults, and all enforcement and self help costs of the non-defaulting Member, and any other costs or expenses incurred in correcting or curing such default.

          "Sklar" means Mark Sklar.

          "Substituted Member" has the meaning given that term in Section 7.4.

          "Tax Loan" has the meaning given that term in Section 3.3(a).

          "Tax Amount" means an amount with respect to each Member (which may be a positive or negative number), determined on a quarterly basis, equal to the difference between (i) the actual combined federal and state income tax liability of the Member in the case of a corporation ("Corporate Member"), and the partners or members of such Member in the case of a partnership or limited liability company (the "Constituent Owners"), for such quarter and (ii) the recomputed combined federal and state income tax liability of the Corporate Member, or Constituent Owners of such Member, as the case may be for such quarter determined without regard to their shares of any items of income, gain, loss, deduction or credit that are directly attributable to allocations of taxable items pursuant to the provisions of Article IV hereof. Each Member's Tax Amount shall be determined quarterly on an estimated basis, taking into account the best information available to the Corporate Member or the Member and its Constituent Owners at the time the Tax Amount is being determined (which information shall include the Managing Member's good faith estimate of taxable items allocable to such Member under Article IV hereof with respect to the quarter in question). The Tax Amount shall be reconciled annually at the time the Company's federal income tax returns are filed. The quarterly estimate of a Member's Tax Amount shall include a certificate from an officer of each Corporate Member and from each Constituent Owner of a non-corporate Member stating in good faith that the computation made with respect to such Person under the first sentence of this definition is a good faith estimate based on the best information available. The annual reconciliation of a Member's Tax Amount shall include a certificate from an officer of each Corporate Members and from each Constituent Owner of a non-corporate Member and from the certified public accountant of each such Person stating that computation made with respect to such Person under the first sentence of this definition for the period for which the reconciliation is prescribed is accurate.

          "Termination Cost Reimbursement" means a reimbursement to DMB of a specified percentage of an amount equal to the out-of -pocket (excluding internal employee costs) and third party costs incurred (without regard to the date of the agreement under which incurred) between the date of this Agreement and the Voluntary Termination Date by DMB or its Affiliates, or by the Company which is paid by DMB, which are Interim Costs or other costs approved by UPK and DMB in accordance with Section 2.3(b)(i).

          "Termination Notice" means a written notice given by DMB to UPK that DMB elects a Voluntary Termination on the applicable Voluntary Termination Date for a Title Termination, a Density Termination or a Bonanza Potable Water Termination.

          "Title Termination" means DMB is entitled to elect a Voluntary Termination because DMB: (i) DMB shall make a good faith objection by September 30, 2000 to title matters after review of the Title Report under Section 11 of the Contribution Agreement which UPK has elected by written notice given to DMB on or before December 31, 2000 not to cure or which UPK has elected to cure but has been unable to cure prior to December 31, 2000, (ii) UPK has failed to give an Acquisition Notice by December 31, 2000, or has given DMB an Acquisition Notice by December 31, 2000, that UPK will not commit to use best efforts to acquire all of the ***** Property, the ***** Fractions or the ***** Properties, or (iii) even if UPK has made an Acquisition Election and committed to use best efforts to acquire all of the ***** Property, the ***** Fractions and the ***** Properties, DMB has made a good faith determination that title, subject only to exceptions acceptable to DMB in its reasonable discretion, to, or an enforceable agreement, which does not have any contingencies which are unacceptable to DMB in its reasonable discretion, to acquire title to, the ***** Property, the ***** Fractions and the ***** Properties, have not been and will not be obtained by December 31, 2000, except that recognizing that resolution of the ***** Fractions and the *****. In the case of the "enforceable agreements" mentioned above, upon the written request of UPK accompanied by the final form of an agreement to be entered into with any third party with respect to a ***** Property, an ***** Property or the ***** Fractions, DMB will specify in writing any objections DMB may have to any contingencies or other terms of the proposed agreement, and in the absence of a modification or amendment to the form of the proposed contract thereafter, DMB shall not make additional further objections to the terms, including contingencies, of the proposed agreement; provided, however, that the foregoing shall not affect the right of DMB to object to title matters with respect to the property covered by such proposed agreements under the terms of Section 11 of the Contribution Agreement.

          "Transfer" has the meaning given that term in Section 7.1.

          "Unfunded Tax Amount" means, with respect to a Member, the excess, if any, of (a) the sum of such Member's Tax Amounts for the entire term of the Company, less (b) the sum of (i) all amounts previously distributed to such Member pursuant to Section 3.1, and (ii) the unpaid principal balance of such Member's Tax Loan, if any.

          "Unpaid Preference Amount" means on a cumulative basis the amount of the Preference Amount due DMB which has not been paid to DMB pursuant to Section 3.1(c) at the end of the period in question.

          "Unreturned Capital Contributions" means on a cumulative basis the amount of Capital Contributions which have not been returned to a Member pursuant to Section 3.1(a) or (b), and in the case of UPK, after deduction for any Adjustment, at the end of the period in question.

          "Unreturned Optional Contributions" means the amount of Optional Contributions and Interim Optional Contributions of a Member which have not been returned under Section 3.1(a) at the end of the period in question.

          "Utilities" has the meaning given that term in Section 1.5.

          "UPK Major Default" means a Major Default committed by UPK.

          "UPK  Performance  Default" means a Performance  Default  committed by
UPK.

          "Value" means the sum of $***** for each single family residential lot and $***** for each multi-family unit.

          "Voluntary Termination Date" means, unless extended by mutual agreement of the Members, (i) an Automatic Termination on September 30, 2000 by UPK if UPK has not approved the Initial Conceptual Plan, the Initial Business Plan, and the Initial Budget by written notice on or before such date, (ii) an Automatic Termination on July 15, 2000 by both Members if the Members have not approved the Protocol by written notice on or before such date, (iii) as of
December 31, 2000 by DMB if DMB has at any time prior to January 11, 2001 elected, by a Termination Notice given to UPK, a Density Termination or a Title Termination, (iv) December 31, 2000 by DMB if DMB has given UPK a Termination Notice for a Bonanza Potable Water Termination on or before such date, and (v) an Automatic Termination on December 31, 2000 by UPK if DMB fails to file the Amended Density Application on or prior to such date.

          "Voluntary Termination Right" means the right of DMB to elect to voluntarily terminate the Company as of the December 31, 2000 Voluntary Termination Date by Termination Notice given to UPK: (i) on or before January 11, 2001 in the case of a Density Termination or a Title Termination, or (ii) on or before December 31, 2000 in the case of a Bonanza Potable Water Termination, that DMB elects to voluntarily terminate the Company under its rights to do so for a Density Termination, a Title Termination or a Bonanza Potable Water Termination, as applicable. No Termination Notice shall be required for any Automatic Termination.

          "Water Agreements" has the meanings set forth in the Contribution Agreement.

          "Water Rights" means all water rights and sources, and instruments, documents, agreements or certifications relating to such water rights or sources, owned or possessed by UPK, including, without limitation, all rights under Water Agreements, that are sufficient to provide necessary quantities of potable water for the residential uses (including irrigation of residential landscaping), hotel, commercial and other uses, and irrigation water for golf courses and other irrigation uses, including parks, open areas, landscape and common areas, including 191 acre feet of Weber River water rights, but excluding
(a) water rights owned by UPK in the Provo River drainage and (b) the balance of Weber River water rights currently used by UPK in its present business operations, which will not be transferred; provided that Water Rights shall not include the revenues to UPK from Water Development Impact Fees as defined in the Development Agreement which are paid by persons other than the Company and provided further that the water rights and water source in the Ontario #2 Drain Tunnel shall be subject to the Option Rights of the Company under Section 2(f) of the Contribution Agreement.

          "Withdrawal Event" means those events and circumstances listed in the Act.

                  10.15 No Brokers. Each Member represents that it has dealt with no brokers, finders or agents in connection with the formation of the Company or the transfer of the Properties and will indemnify and hold harmless the Company and the other Members against any claims made by any broker, finder or agent claiming through such Member.

                   IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

        DMB PARK CITY, LLC,
        an Arizona limited liability company

                     By:      DMB Realco LLC, an Arizona
                              limited liability company, Sole Member

                              By:      DMB Associates, Inc., an
                                       Arizona corporation, Manager



                                       By:
                                          -------------------------------
                                       Its:
                                          -------------------------------

         UNITED PARK CITY MINES COMPANY,
         a Delaware corporation



         By:                            Its:
            --------------------------      ----------------------------